Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and between

CREGSTAR HOLDCO LIMITED

and

TE CONNECTIVITY LTD.

Dated as of February 1, 2016

TABLE OF CONTENTS

		Page

Article I

DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Interpretation	8
Section 1.3	Schedules and Exhibits	10

Article II

SALE AND PURCHASE

Section 2.1	Purchase and Sale	10

Article III

PURCHASE PRICE

Section 3.1	Purchase Price	10
Section 3.2	Closing Purchase Price	10
Section 3.3	Post-Closing Adjustment	11
Section 3.4	Interest	13

Article IV

CLOSING

Section 4.1	Closing	13
Section 4.2	Seller Actions and Deliverables at the Closing	13
Section 4.3	Purchaser Deliverables at the Closing	14
Section 4.4	Payment Mechanics	14

Article V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Section 5.1	Authority; Enforceability	14
Section 5.2	Non-Contravention; Consents	15
Section 5.3	The Shares	15
Section 5.4	Organization; Subsidiaries	16
Section 5.5	Financial Statements	17
Section 5.6	Financial Statement Preparation	17
Section 5.7	Position Since Reference Date	17

i

Section 11.14	Privilege; Counsel	46

Schedules

Schedule A:          Accounting Principles

Schedule B:          Benchmark Time

INDEX OF DEFINED TERMS

A&L Goodbody	Section 11.14
Accounting Principles	Section 1.1(a)
Affiliate	Section 1.1(b)
Agreement	Preamble
Applicable Anti-Corruption Laws	Section 5.25
Audited Financial Statements	Section 5.5
Authorization	Section 1.1(c)
Benchmark Time	Section 1.1(d)
Benefit Plan	Section 5.18(a)
Business Day	Section 1.1(e)
Business IP	Section 1.1(f)
Cash	Section 1.1(g)
Closing	Section 1.1(h)
Closing Date	Section 4.1
Closing Purchase Price	Section 3.2
Closing Purchase Price Statement	Section 3.2
Collective Rules	Section 5.16(b)
Company	Recitals
Company Capex Plan	Section 1.1(i)
Company Material Adverse Effect	Section 1.1(j)
Company Ordinary Shares	Section 1.1(k)
Company Personnel	Section 1.1(l)
Company Preference Shares	Section 1.1(m)
Confidentiality Agreement	Section 1.1(n)
Consultation Period	Section 3.3(c)
Continuing Employees	Section 7.10(a)
Copyrights	Section 1.1(ff)
Default Interest	Section 1.1(o)
Disclosure Letter	Section 1.1(p)
DOJ	Section 7.4(a)
Domain Names	Section 1.1(ff)
Due Diligence Investigation	Section 6.6
Encumbrance	Section 1.1(q)
Environmental Authorizations	Section 5.21(a)
Environmental Law	Section 1.1(r)
ERISA	Section 1.1(s)
ERISA Affiliate	Section 1.1(t)
Estimated Cash	Section 1.1(u)
Estimated Indebtedness	Section 1.1(v)
Estimated Net Working Capital	Section 1.1(w)
Estimated Transaction Expenses	Section 1.1(x)
European Union	Section 1.1(y)
Final Closing Statement	Section 3.3(d)
Final Overage	Section 3.3(e)
Final Purchase Price	Section 3.3(d)

v

Final Underage	Section 3.3(f)
Financial Statements	Section 5.5
FTC	Section 7.4(a)
Fundamental Representations	Section 1.1(z)
Governing Documents	Section 5.2(b)
Governmental Antitrust Authority	Section 7.4(a)
Governmental Authority	Section 1.1(aa)
Hazardous Substance	Section 1.1(bb)
HSR Act	Section 1.1(cc)
IFRS	Section 1.1(dd)
Indebtedness	Section 1.1(ee)
Intellectual Property Rights	Section 1.1(ff)
International Plan	Section 1.1(hh)
Ireland Land Lease	Section 1.1(gg)
IT Assets	Section 5.12(f)
JV	Section 5.4(c)
JVs	Section 5.4(c)
Knowledge of the Company	Section 1.1(ii)
Law	Section 1.1(jj)
LIBOR	Section 1.1(kk)
Loan Note Agreement	Section 1.1(ll)
Loan Notes	Section 1.1(mm)
Major Customers	Section 5.22
Major Suppliers	Section 5.22
Material Contracts	Section 5.10(a)
Most Recent Financial Statements	Section 5.5
Net Working Capital	Section 1.1(nn)
Net Working Capital Overage	Section 1.1(oo)
Net Working Capital Underage	Section 1.1(pp)
New Company Plans	Section 7.10(c)
Outside Date	Section 9.1(a)
Owned IP	Section 1.1(qq)
Parcel	Section 5.13
Patents	Section 1.1(ff)
Permitted Encumbrances	Section 1.1(rr)
Person	Section 1.1(ss)
Portfolio Company	Section 1.1(tt)
Post-Closing Statement	Section 3.3(a)
Preliminary Cash	Section 3.3(a)
Preliminary Indebtedness	Section 3.3(a)
Preliminary Net Working Capital	Section 3.3(a)
Preliminary Purchase Price Amount	Section 3.3(a)
Preliminary Transaction Expenses	Section 3.3(a)
Proceeding	Section 5.11
Proposed Transaction	Section 1.1(uu)
Purchase Price	Section 3.1

Purchaser	Preamble
Purchaser Disclosure Letter	Section 1.1(vv)
Purchaser Fundamental Representations	Section 1.1(ww)
Purchaser Material Adverse Effect	Section 1.1(xx)
Real Property Lease	Section 5.14
Reference Balance Sheet	Section 1.1(yy)
Reference Date	Section 5.5
Registered Intellectual Property	Section 5.12(a)
Related Party	Section 5.24
Release	Section 1.1(zz)
Representatives	Section 1.1(aaa)
Resigned Directors	Section 7.12
Review Period	Section 3.3(b)
Seller	Preamble
Senior Company Personnel	Section 7.1(a)(vi)
Service Provider	Section 1.1(bbb)
Settlement Accountant	Section 3.3(c)
Shares	Recitals
Skadden	Section 11.14
Specified Indebtedness	Section 1.1(ccc)
Statement of Objections	Section 3.3(b)
Subsidiaries	Section 5.4(c)
Subsidiary	Section 5.4(c)
Target Companies	Section 1.1(ddd)
Target Company	Section 1.1(ddd)
Target Net Working Capital	Section 1.1(eee)
Tax	Section 1.1(fff)
Tax Authority	Section 1.1(ggg)
Tax Return	Section 1.1(hhh)
Taxation	Section 1.1(fff)
Trademarks	Section 1.1(ff)
Transaction Expenses	Section 1.1(iii)
U.S.	Section 1.1(jjj)
United States	Section 1.1(jjj)
US Plan	Section 1.1(kkk)
US Tax Code	Section 1.1(lll)
Waived Payments	Section 7.10(f)(i)

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of February 1, 2016 (this “Agreement”), by and between Cregstar Holdco Limited, a non-cellular company limited by shares incorporated under the Laws of the Island of Guernsey (the “Seller”) and TE Connectivity Ltd., a Swiss corporation (the “Purchaser”).

WHEREAS, the Seller owns, beneficially and legally (of record), all of the Company Ordinary Shares and Company Preference Shares (collectively, the “Shares”) of Cregstar Bidco Limited, a non-cellular company limited by shares incorporated under the Laws of the Island of Guernsey (the “Company”);

WHEREAS, substantially concurrently with the execution of this Agreement the Seller has entered into the Loan Note Agreement, pursuant to which the Seller will receive by way of novation the Loan Notes from one of its wholly owned subsidiaries; and

WHEREAS, the Purchaser desires to purchase, and the Seller desires to sell to the Purchaser, the Shares and the Loan Notes.

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. The following terms, when used in this Agreement, shall have the following meanings:

(a)                                 “Accounting Principles” shall have the meaning set forth in Schedule A;

(b)                                 “Affiliate” shall mean, in relation to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that in the case of any Target Company and the Seller, the term “Affiliate” shall not include Permira Debt Managers Limited and its Portfolio Companies or Portfolio Companies of Seller’s Affiliates;

(c)                                  “Authorization” shall mean any authorization, approval, clearance, registration, listing, exemption, consent, certificate, license, permit or franchise of or from any Governmental Authority or pursuant to any Law;

(d)                                 “Benchmark Time” shall have the meaning set forth on Schedule B;

(e)                                  “Business Day” shall mean a day, other than a Saturday or Sunday or public holiday in New York or Guernsey or Ireland, on which, in any case, banks are open in New York, Guernsey and Ireland for general commercial business;

(f)                                   “Business IP” shall mean the Owned IP and all other Intellectual Property Rights used or held for use by the Target Companies in the conduct of their respective businesses;

(g)                                  “Cash” shall mean for the Target Companies on a consolidated basis an amount equal to, without duplication, the cash, bank deposits and cash equivalents (as reflected in the books and records of the Target Companies, including wire and deposits in transit or checks for deposits received or deposited by a Target Company to the extent there is a corresponding reduction in the Target Companies’ accounts receivable), and including all other items set forth under the column labeled “Cash” in the Reference Balance Sheet, determined in accordance with the Accounting Principles;

(h)                                 “Closing” shall mean completion of the sale and purchase of the Shares and the Loan Notes in accordance with the provisions of this Agreement;

(i)                                     “Company Capex Plan” shall mean the plan set forth on Schedule 1.1(i) of the Disclosure Letter presenting the planned capital expenditure of the Target Companies;

(j)                                    “Company Material Adverse Effect” shall mean any fact, circumstance, occurrence, change or event that has a material adverse effect on (a) the business, results of operations or financial condition of the Target Companies, taken as a whole, other than any fact, circumstance, occurrence, change or event resulting from, relating to or arising out of: (i) changes in economic conditions in any of the markets, industries or geographical areas in which any of the Target Companies operate; (ii) any change in the financial, credit, banking, currency or capital markets in general (in any country in which any of the Target Companies operate); (iii) changes in currency exchange rates or interest rates or currency fluctuations; (iv) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) changes in Law or in IFRS or other accounting requirements or principles imposed upon the Target Companies, including, in each case, the interpretations thereof; (vi) any actions taken, or failures to take action, as expressly required by this Agreement or to which the Purchaser has requested or consented; (vii) any failure in and of itself to meet any internal Target Company forecasts or projections (but not the facts or circumstances underlying or giving rise to such failure unless otherwise excluded pursuant to this Agreement); or (viii) the announcement of the sale of the Company, the pendency or consummation of the Proposed Transaction, or the announcement or performance of, or public or industry knowledge of, or the taking of any action required by, this Agreement and the Proposed Transaction, including by reason of the identity of the Purchaser or any plans or intentions of the Purchaser with respect to the conduct of the businesses of any of the Target Companies, and including any impact thereof on relationships, contractual or otherwise, with customers, suppliers or employees, except, in the case of (x) the foregoing clauses (i) and (ii), to the extent that such changes materially and disproportionately have a greater adverse impact on the Target Companies, taken as a whole, as compared to the adverse impact such changes have on other Persons operating in the same industries as the Target Companies operate or (y) the foregoing clause (viii) the actual impact of any actual breach of contract caused by the consummation of the Proposed Transaction shall not be disregarded when determining whether a Company Material Adverse Effect has occurred, or (b) the Seller’s or the Company’s ability to consummate the Proposed Transaction;

(k)                                 “Company Ordinary Shares” shall mean 10,000,001 ordinary shares of $0.01 each in the capital of the Company;

(l)                                     “Company Personnel” shall mean directors, officers, or employees of any Target Company;

(m)                             “Company Preference Shares” shall mean the twelve (12) percent cumulative redeemable preference shares of $0.01 each in the capital of the Company issued or owed as of the Closing Date;

(n)                                 “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated November 9, 2015, between Cregstar Holdco Limited and the Purchaser;

(o)                                 “Default Interest” shall mean LIBOR plus 500 basis points per annum;

(p)                                 “Disclosure Letter” shall mean the letter from the Seller to the Purchaser delivered concurrently with the signing of this Agreement;

(q)                                 “Encumbrance” shall mean any lease, sublease, license, sublicense, mortgage, lien, pledge, charge, right of first refusal, encumbrance or any other security interest or rights of third parties or any agreement to create any of the foregoing;

(r)                                    “Environmental Law” shall mean any Law relating to pollution, the environment, Hazardous Substances, or, as it pertains to exposure to Hazardous Substances, human health or safety, including Laws relating to the labeling, packaging, notification or registration or other approval of or relating to exposure to Hazardous Substances in products manufactured, distributed or sold by or on behalf of the Target Companies;

(s)                                   “ERISA” shall mean the Employment Retirement Income Security Act of 1974, as amended;

(t)                                    “ERISA Affiliate” with respect to an entity shall mean any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the US Tax Code;

(u)                                 “Estimated Cash” shall mean the Seller’s good faith estimate of Cash as of the Benchmark Time;

(v)                                 “Estimated Indebtedness” shall mean the Seller’s good faith estimate of Indebtedness as of the Benchmark Time;

(w)                               “Estimated Net Working Capital” shall mean the Seller’s good faith estimate of Net Working Capital as of the Benchmark Time;

(x)                                 “Estimated Transaction Expenses” shall mean the Seller’s good faith estimate of Transaction Expenses;

(y)                                 “European Union” shall mean the economic and political union of a number of European countries as enshrined by the Treaty on European Union 1992, as amended;

(z)                                  “Fundamental Representations” shall mean the representations and warranties set forth in Section 5.1, Section 5.3, Section 5.4(a), Section 5.4(e)(i) and Section 5.20;

(aa)                          “Governmental Authority” shall mean any supra-national, national, state, municipal or local government (including any subdivision, court of competent jurisdiction, administrative agency or commission or other authority thereof), stock exchange or self-regulatory organization exercising any regulatory, taxing, importing or any other governmental authority, including the European Union;

(bb)                          “Hazardous Substance” shall mean any substance or material regulated as a pollutant, contaminant, hazardous or toxic substance pursuant to any Law related to the environment, including any substance or material that is regulated under any such law due to its toxic, radioactive, ignitable, corrosive, or reactive characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos and asbestos-containing material;

(cc)                            “HSR Act” shall mean the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended;

(dd)                          “IFRS” shall mean the accounting principles prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board;

(ee)                            “Indebtedness” shall mean for the Target Companies on a consolidated basis an amount equal to, without duplication, (i) any indebtedness for borrowed money; (ii) other indebtedness that is evidenced by a note, bond, draft, debenture or similar debt instrument; (iii) obligations under capital leases or finance leases (as determined pursuant to the Accounting Principles); (iv) letters of credit to the extent drawn; (v) any accrued interest related to any of the foregoing clauses (i) through (iv); (vi) any prepayment penalties, premiums, breakage costs, fees and other costs and expenses as a result of repayment, related to any of the foregoing clauses (i) through (iv) on the Closing Date; (vii) net obligations of the Target Companies in respect of hedges or similar arrangements, including swaps, hedges or similar arrangements relating to foreign exchange or interest rates and amounts paid in connection with the settlement of any of the foregoing; provided, that to the extent that the settlement of all such obligations in clause (vii) result in a net gain to the Target Companies, such net gain shall reduce Indebtedness; and (viii) any indebtedness or other obligations of any other Person of the type described in the foregoing clauses (i)-(vii) to the extent guaranteed and to the extent drawn by any Target Company; provided, however, that, in no event will Indebtedness include: (a) indebtedness incurred by any Target Company that is owed to another Target Company, (b) undrawn amounts under existing letters of credit, lines of credit and revolving credit facilities, (c) any amount that is deducted from the Purchase Price as a Transaction Expense or included as a current liability in the determination of Net Working Capital, or (d) any amounts payable pursuant to the Loan Notes;

(ff)                              “Intellectual Property Rights” shall mean any and all intellectual property rights or similar proprietary rights arising under the Laws of any jurisdiction throughout the world, including rights in: (i) patents, patent applications, invention disclosures and all related divisionals, continuations, continuations-in-part, reissues, extensions, substitutions, reexaminations and renewals of such patents and applications (“Patents”); (ii) confidential or proprietary trade secrets, know-how and other information, including financial, business or technical information, specifications, inventions, processes, formulas, models, methodologies, techniques, plans and projections, customer, vendor and other business partner information, results, clinical data, chemistry manufacturing and controls data and other data; (iii) trademarks, service marks, trade names, brand names, logos, trade dress, and all registrations and applications for registration of such trademarks (“Trademarks”); (iv) Internet domain names (“Domain Names”); and (v) copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications (“Copyrights”);

(gg)                            “Ireland Land Lease” shall mean the Indenture between Industrial Development Authority (Ireland) and Creganna (unlimited company) (as successor in interest to Creganna Limited), dated April 23, 1999, as amended;

(hh)                          “International Plan” shall mean any Benefit Plan that is not a US Plan;

(ii)                                  “Knowledge of the Company” shall mean the actual knowledge of the individuals set forth on Schedule 1.1(ii) of the Disclosure Letter;

(jj)                                “Law” shall mean any law, statute, common law, rule or regulation, and any judgment, decree, order or other requirement of any Governmental Authority;

(kk)                          “LIBOR” shall mean (a) the offered rate of a three (3) month tenor which appears on the relevant page on the Reuters screen; or (b) if no offered rate appears on the relevant page of the Reuters screen or there is no relevant page on the Reuters screen, the comparable rate as quoted by Barclays or any successor to such bank;

(ll)                                  “Loan Note Agreement” shall mean the agreement as set forth on Schedule 1.1(ll) of the Disclosure Letter;

(mm)                  “Loan Notes” shall mean the items set forth on Schedule 1.1(mm) of the Disclosure Letter;

(nn)                          “Net Working Capital” is defined in and shall be calculated in accordance with the procedures, methodologies and formula set forth on Schedule A;

(oo)                          “Net Working Capital Overage” shall mean the amount, if any, by which (i) the Net Working Capital as of the Benchmark Time is greater than (ii) the Target Net Working Capital;

(pp)                          “Net Working Capital Underage” shall mean the amount, if any, by which (i) the Net Working Capital as of the Benchmark Time is less than (ii) the Target Net Working Capital;

(qq)                          “Owned IP” shall mean the Intellectual Property Rights owned or purported to be owned by the Target Companies;

(rr)                                “Permitted Encumbrances” shall mean (i) those Encumbrances set forth on Schedule 1.1(rr) of the Disclosure Letter; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business consistent with past practice; (iii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice and liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings; (iv) all rights reserved to or vested in any Governmental Authority to control or regulate any asset or property in any manner and all Laws applicable to assets or properties; (v) other imperfections of title or Encumbrances, if any, that do not, individually or in the aggregate with all other Permitted Encumbrances, materially impair the continued use and operation of the Target Companies’ assets in the conduct of its business as presently conducted; (vi) licenses of and other grants of rights to use Intellectual Property Rights granted in the ordinary course of business consistent with past practice; (vii) (A) zoning, building and other similar restrictions, (B) Encumbrances that have been placed by any developer, landlord or other third party on property over which the Target Companies have easement rights, and (C) easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in this clause (vii), individually or in the aggregate, materially impair the continued use and operation of real property used in the conduct of the business of the Target Companies as presently conducted and (viii) any Encumbrances arising under applicable corporation or securities Law, due to the status of the Purchaser or from any actions taken by the Purchaser;

(ss)                              “Person” shall mean any individual, firm, corporation (wherever incorporated), partnership, limited liability company, joint venture, trust, association, organization, Governmental Authority, works council or employee representative body (whether or not having separate legal personality) or any other entity;

(tt)                                “Portfolio Company” shall mean portfolio companies (as such term is commonly understood in the private equity industry) of Seller or its Affiliates where Seller or its Affiliates “control” (as such term is defined in the definition of Affiliate) such portfolio company;

(uu)                          “Proposed Transaction” shall mean the transactions contemplated by this Agreement;

(vv)                          “Purchaser Disclosure Letter” shall mean the letter from the Purchaser to the Seller delivered concurrently with the signing of this Agreement;

(ww)                      “Purchaser Fundamental Representations” shall mean the representations and warranties set forth in Section 6.1, Section 6.3, and Section 6.7;

(xx)                          “Purchaser Material Adverse Effect” shall mean any fact, circumstance, occurrence, change or event that would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Purchaser and its subsidiaries, taken as a whole;

(yy)                          “Reference Balance Sheet” shall have the meaning set forth in Schedule A;

(zz)                            “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment;

(aaa)                   “Representatives” shall mean, in relation to a Person, its respective controlled Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that Person or of its respective controlled Affiliates;

(bbb)                   “Service Provider” shall mean any (i) Company Personnel or (ii) individual consultant or individual independent contractor engaged by any Target Company;

(ccc)                      “Specified Indebtedness” shall mean any Indebtedness set forth on Schedule 1.1(ccc);

(ddd)                   “Target Companies” shall mean the Company and all of the Subsidiaries, and “Target Company” shall mean any of them;

(eee)                      “Target Net Working Capital” shall have the meaning set forth on Schedule A;

(fff)                         “Tax” or “Taxation,” shall mean (a) any taxes on gross or net income or profits and gains and (b) all other direct and indirect taxes, levies, duties (including import and export duties), imposts, charges and withholdings in the nature of a tax imposed by any Governmental Authority, including any excise, property, real property, value added, sales, use, occupation, transfer, stamp, franchise and payroll taxes, and any and all liability for the payment of any such amounts as a result of any successor or transferee liability, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them;

(ggg)                      “Tax Authority” shall mean any Governmental Authority competent to impose any Tax, or assess or collect any Tax;

(hhh)                   “Tax Return” shall mean any return (including any informational return), report, statement, schedule, notice, form, or other document required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any legal requirement relating to any Tax; and

(iii)                               “Transaction Expenses” shall mean, in each case, solely to the extent not paid prior to or at the Closing, without duplication, the sum of (i) all amounts that are payable by any Target Company to (x) counsel to the Target Companies or the Seller and (y) all other transaction advisors engaged by the Target Companies or the Seller, including financial advisors, investment bankers, brokers, accountants and data room administrators, in connection with this Agreement and the Proposed Transaction, in the case of each of clauses (x) and (y) for services rendered through the Closing Date, (ii) amounts that are payable by any of the Target Companies to current or former Service Providers triggered solely as a result of the execution of this Agreement or the consummation of the Proposed Transaction or termination of employment on or before the Closing Date or otherwise related to the consummation of the Proposed Transaction, including any fees, costs and expenses or payments related to any transaction bonus or change-of-control, retention or severance payment or benefit made or provided as a result of the consummation of the Proposed Transaction to any current or former Service Provider or any of their respective Affiliates (including the employer portion of any payroll, social security, unemployment or similar Taxes, but excluding any payments triggered as a result of any actions by Purchaser or any of its Affiliates (including the Target Companies) on or after the Closing), (iii) all amounts that are payable to the Seller or Affiliates of the Seller (other than Company Personnel) by any Target Company, (iv) any of the foregoing amounts and other transaction expenses that are payable in connection with prior acquisitions by any Target Company, (v) 50% of any amounts that are payable in connection with the items set forth on Schedule 1.1(iii)(v) of the Disclosure Letter and (vi) amounts payable by any Target Company in respect of equity interests in the Seller; provided, that, Transaction Expenses shall not include (a) any amounts deducted from the Purchase Price as Indebtedness, (b) any amounts included as current liabilities in the calculation of Net Working Capital, (c) any fees or expenses incurred by or on behalf of the Purchaser in connection with the Proposed Transaction whether or not billed or accrued (including any fees and expenses of legal counsel, financial advisors, investment bankers, brokers and accountants of the Purchaser) or (d) any amounts paid by the Seller or its Affiliates (other than the Target Companies).

(jjj)                            “U.S.” or “United States” shall mean the United States of America;

(kkk)                   “US Plan” shall mean any Benefit Plan that covers Service Providers located primarily within the United States; and

(lll)                               “US Tax Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 1.2                                    Interpretation. In this Agreement, unless the context otherwise requires:

(a)                                 headings do not affect the interpretation of this Agreement;

(b)                                 references to any United States legal term or concept shall, in respect of any jurisdiction other than the United States, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(c)                                  references to “dollars” or “$” are references to the lawful currency of the United States of America; and references to “euros” or “€” are references to the lawful currency of the member states of the European Union;

(d)                                 any phrase introduced by the terms “including” or “include” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(e)                                  the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement;

(f)                                   disclosure of any matter in any Section of the Disclosure Letter or the Purchaser Disclosure Letter shall be deemed to be disclosure of such matter with respect to any other sections of the Disclosure Letter or the Purchaser Disclosure Letter, to which such matter is specifically cross referenced or to which such matter relates to the extent it is reasonably apparent from the text of such disclosure that such disclosure applies to the relevant representation or warranty of such other Section. The inclusion of any item in the Disclosure Letter or the Purchaser Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever;

(g)                                  with respect to the determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding” and if the last day of such period is a non-Business Day, the period in question shall end at the close of the next succeeding Business Day;

(h)                                 the words “day” and “days” refer to calendar day(s) and the terms “year” and “years” refer to calendar year(s);

(i)                                     any documents and agreements which have been posted to the virtual data room entitled “Project Orion” as of two Business Days prior to the date of this Agreement shall be deemed to have been “delivered,” “provided,” “furnished” or “made available” (or any phrase of similar import) to the Purchaser by the Seller;

(j)                                    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term;

(k)                                 the specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Letter, the Purchaser Disclosure Letter, Exhibits or Schedules attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Letter, the Purchaser Disclosure Letter, Exhibits or Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement, the Disclosure Letter, the Purchaser Disclosure Letter, Exhibits or Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement;

(l)                                     the information contained in this Agreement, the Disclosure Letter, the Purchaser Disclosure Letter and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract); and

(m)                             no party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of constructing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of its authorship of any provision of this Agreement.

Section 1.3                                    Schedules and Exhibits. The Schedules, the Disclosure Letter and the Purchaser Disclosure Letter comprise schedules and exhibits to this Agreement and form part of this Agreement.

ARTICLE II

SALE AND PURCHASE

Section 2.1                                    Purchase and Sale. On and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase the Shares and the Loan Notes from the Seller, and the Seller agrees to sell and transfer the Shares and the Loan Notes to the Purchaser, free and clear of all Encumbrances, other than Permitted Encumbrances.

ARTICLE III

PURCHASE PRICE

Section 3.1                                    Purchase Price. The purchase price for the Shares and the Loan Notes shall be equal to, without duplication: (a) $895,000,000, (b) plus the Net Working Capital Overage (if any) as of the Benchmark Time, (c) minus the Net Working Capital Underage (if any) as of the Benchmark Time, (d) minus Indebtedness as of the Benchmark Time, (e) minus Transaction Expenses (if any), (f) plus Cash as of the Benchmark Time (the amount calculated pursuant to this sentence, the “Purchase Price”).

Section 3.2                                    Closing Purchase Price. On or before the date that is five (5) Business Days prior to the anticipated Closing Date, the Seller shall prepare and deliver to the Purchaser a statement (the “Closing Purchase Price Statement”), setting forth (a) the Estimated Net Working Capital, (b) the Estimated Indebtedness, (c) the Estimated Cash, (d) the Estimated Transaction Expenses and (e) the resulting calculation of the Purchase Price as of the Closing Date (such calculation, the “Closing Purchase Price”), together with reasonable supporting detail. The Closing Purchase Price Statement shall be accompanied by a certificate of the Company’s Chief Financial Officer stating that the Closing Purchase Price Statement has been prepared in accordance with this Agreement, including the Accounting Principles.

Section 3.3                                    Post-Closing Adjustment.

(a)                                 As promptly as practicable following the Closing and in no event later than sixty (60) days following the Closing Date, the Purchaser shall prepare and deliver a statement (the “Post-Closing Statement”), setting forth the Purchaser’s good faith calculation of (i) Net Working Capital as of the Benchmark Time (the “Preliminary Net Working Capital”), (ii) Indebtedness as of the Benchmark Time (the “Preliminary Indebtedness”), (iii) Transaction Expenses (the “Preliminary Transaction Expenses”), (iv) Cash as of the Benchmark Time (the “Preliminary Cash”), and (v) the resulting calculation of the Purchase Price (such calculation the “Preliminary Purchase Price Amount”), together with reasonable supporting detail and documentation. The Post-Closing Statement shall be accompanied by a certificate of an executive officer of the Purchaser stating that the Post-Closing Statement has been prepared in accordance with this Agreement, including the Accounting Principles.

(b)                                 Upon receipt of the Post-Closing Statement, the Seller shall have forty-five (45) days (the “Review Period”) to review such Post-Closing Statement and related computations of the Preliminary Net Working Capital, the Preliminary Indebtedness, the Preliminary Transaction Expenses, the Preliminary Cash and the resulting Preliminary Purchase Price Amount. In connection with the review of the Post-Closing Statement, the Purchaser shall cooperate with and give, and shall cause the Target Companies and its and the Target Companies’ Affiliates and Representatives to cooperate with and give, to the Seller and its Representatives, reasonable access to the books and records of the Purchaser and the Target Companies, the personnel of the Purchaser and the Target Companies, and work papers used in the preparation of the Post-Closing Statement and prepared by or for the Purchaser or the Target Companies, including, without limitation, historical financial information relating to the Target Companies, in each case, as the Seller or its Representatives may reasonably request. If the Seller has accepted such Post-Closing Statement in writing or has not given written notice to the Purchaser setting forth any objection of the Seller to such Post-Closing Statement (a “Statement of Objections”) prior to the expiration of the Review Period, then such Post-Closing Statement shall be final and binding upon the parties, and shall be deemed the Final Closing Statement for purposes of Section 3.3(d). Any Statement of Objections given by the Seller shall specify in reasonable detail each item that the Seller disputes, the amount in dispute and the reasons supporting the Seller’s position.

(c)                                  In the event that the Seller delivers a Statement of Objections during the Review Period, the Purchaser and the Seller shall negotiate in good faith to resolve any such objection within thirty (30) days following the receipt by the Purchaser of the Statement of Objections (the “Consultation Period”). If the Seller and the Purchaser are unable to reach an agreement as to any such objection(s) within the Consulting Period, then either party may submit such matter to KPMG LLP or, if such accounting firm is unable or unwilling to serve in such role, another “Big Four” independent accounting firm or other accounting firm of international standing that is not the independent auditor of either the Purchaser or the Seller that is reasonably acceptable to the Purchaser and the Seller (in either case, such accountant, the “Settlement Accountant”) (provided, that, if the Purchaser and the Seller cannot agree on an accountant within forty (40) days of receipt by a party of a Statement of Objections, then the American Arbitration Association shall appoint the Settlement Accountant) for resolution of the remaining disputed matters. The Settlement Accountant shall act as an expert and shall only consider those items that are identified on the Statement of Objections as in dispute unless agreed during the Consultation Period. Within five (5) days of the appointment of the Settlement Accountant, the Settlement Accountant shall set a schedule for written submissions, which submissions shall be transmitted simultaneously to the Settlement Accountant and Purchaser or Seller, as the case may be. Unless otherwise directed by the Settlement Accountant, the Purchaser shall first make a written submission addressing the challenged items on the Statement of Objections, the Seller shall be given an opportunity to respond to the Purchaser’s submission and, if the Seller does so, the Purchaser shall be given an opportunity to respond to the Seller’s response and to the extent such response by the Purchaser contains new information, material or arguments, the Seller shall be given an opportunity to respond solely to such new information, material and/or arguments. The Settlement Accountant will have the right to request information or ask questions. The Settlement Accountant’s determination shall take into account the definitions of Net Working Capital, Indebtedness, Transaction Expenses and Cash contained herein. The Seller and the Purchaser shall use their respective commercially reasonable efforts to cause the Settlement Accountant to resolve all disagreements as soon as practicable and in any event within twenty (20) days after the submission of any dispute to the Settlement Accountant. The Settlement Accountant’s determination shall be made solely in accordance with the terms and procedures set forth in this Agreement including the Accounting Principles and based solely on the submissions and supporting materials provided by the Purchaser and the Seller in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Settlement Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The resolution of the dispute by the Settlement Accountant shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Settlement Accountant shall be borne by the Purchaser in the proportion that the aggregate dollar amount of the items that are successfully disputed by the Seller (as finally determined by the Settlement Accountant) bears to the aggregate dollar amount of the items submitted to the Settlement Accountant and by the Seller in the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by the Seller (as finally determined by the Settlement Accountant) bears to the aggregate dollar amount of the items submitted to the Settlement Accountant.

(d)                                 The Post-Closing Statement (i) that has become final and binding pursuant to the third (3rd) sentence of Section 3.3(b) or the first (1st) sentence of Section 3.3(c) or (ii) as determined by the Settlement Accountant is referred to herein as the “Final Closing Statement” and (A) the Net Working Capital set forth on such Final Closing Statement shall be deemed the final Net Working Capital, (B) the Indebtedness set forth on such Final Closing Statement shall be deemed the final Indebtedness, (C) the Transaction Expenses set forth on such Final Closing Statement shall be deemed the final Transaction Expenses, (D) the Cash set forth on such Final Closing Statement shall be deemed the final Cash, and (E) the Purchase Price set forth on such Final Closing Statement shall be deemed the final Purchase Price (the “Final Purchase Price”).

(e)                                  In the event that the Final Purchase Price is greater than the Closing Purchase Price (such excess, the “Final Overage”), the Purchaser shall deposit, or cause to be deposited, within five (5) Business Days of the determination of the Final Overage and the Final Closing Statement, with the Seller, by wire transfer of immediately available funds, an amount equal to such Final Overage.

(f)                                   In the event that the Closing Purchase Price is greater than the Final Purchase Price (such excess, the “Final Underage”), the Seller shall deposit, or cause to be deposited, within five (5) Business Days of the determination of the Final Underage and the Final Closing Statement, with the Purchaser, by wire transfer of immediately available funds, an amount equal to such Final Underage.

(g)                                  The parties hereto agree that any adjustment as determined pursuant to this Section 3.3 shall be treated as an adjustment to the consideration for Tax purposes, except as otherwise required by Law.

Section 3.4                                    Interest. If any undisputed amount due for payment in accordance with this Agreement is not paid on the due date for payment, the Person in default shall pay the Default Interest on such amount from (but excluding) the due date to (and including) the date of actual payment, calculated on a daily basis.

ARTICLE IV

CLOSING

Section 4.1                                    Closing. The Closing shall take place at the offices of A&L Goodbody IFSC, North Wall Quay, Dublin 1, D01 H104, on the first (1st) Business Day immediately following the first (1st) Benchmark Time to occur after the date on which each of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived (other than those conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver of those conditions)) or at such other date and time as the Purchaser and the Seller may mutually agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 4.2                                    Seller Actions and Deliverables at the Closing. At the Closing, the Seller shall:

(a)                                 cause the Purchaser to be registered in the register of members and share ledger of the Company as owner of the Shares;

(b)                                 transfer the Shares duly executed by the registered holder in favor of the Purchaser and duly endorse in favor of the Purchaser the share certificates representing the Shares (or cause the Company to issue to the Purchaser new share certificates representing the Shares);

(c)                                  deliver to the Purchaser letters of resignation from the non-executive directors of the Target Companies listed on Schedule 4.2(c)(i) substantially in the form set forth on Schedule 4.2(c)(ii) of the Disclosure Letter duly executed and effective as of the Closing;

(d)                                 deliver to the Purchaser a certificate of an executive officer of the Seller pursuant to Section 8.2(d); and

(e)                                  deliver to the Purchaser payoff letters (and related documentation) in forms reasonably acceptable to the Purchaser from each holder of Specified Indebtedness as of the Closing indicating the amount required to discharge the Specified Indebtedness owed as of the Closing and providing for the release of all Encumbrances securing the Specified Indebtedness upon payment therefor.

Section 4.3                                    Purchaser Deliverables at the Closing. At the Closing, the Purchaser shall:

(a)                                 pay, by wire transfer of immediately available funds, the Closing Purchase Price to the account or accounts specified by the Seller;

(b)                                 pay, by wire transfer of immediately available funds, an amount sufficient to pay the amount of Estimated Transaction Expenses by the Seller on the Closing Purchase Price Statement to each applicable Person identified by the Seller and to the account or accounts specified by the Seller;

(c)                                  pay, by wire transfer of immediately available funds, the amounts specified in the payoff letters delivered pursuant to Section 4.2(e) to each applicable holder of Specified Indebtedness identified therein to the account or accounts specified therein; and

(d)                                 deliver to the Seller a certificate of an executive officer of the Purchaser pursuant to Section 8.3(c).

Section 4.4                                    Payment Mechanics. Any payment to be made pursuant to this Agreement by the Purchaser shall be made to the bank account or accounts designated by the Seller in writing to the Purchaser on the due date for payment. Any payment to be made pursuant to this Agreement by the Seller shall be made to the bank account nominated by the Purchaser in writing to the Seller on the due date for payment. Unless otherwise agreed in writing, any payments under this Agreement shall be in immediately available funds. All payments shall be made by electronic transfer on the due date for payment and receipt of the amount due shall be an effective discharge of the relevant payment obligation. Unless otherwise agreed in writing, any payments by wire transfer under this Agreement shall be in immediately available funds in dollars.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Letter, the Seller represents and warrants to the Purchaser as follows:

Section 5.1                                    Authority; Enforceability.

(a)                                 The Seller has the requisite corporate power and authority to execute this Agreement, perform its obligations hereunder and to consummate the Proposed Transaction. The execution, delivery and performance by the Seller of this Agreement and the consummation of the Proposed Transaction have been duly and validly authorized by all necessary corporate action on the part of the Seller and such authorization has not been subsequently modified or rescinded.

(b)                                 This Agreement has been duly and validly executed and delivered by the Seller and constitutes, assuming due authorization, execution and delivery of this Agreement by the Purchaser, a valid and binding legal obligation of the Seller, enforceable against the Seller in accordance with the terms hereof, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

Section 5.2                                    Non-Contravention; Consents.

(a)                                 The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller will not, require any consent, approval, Authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) under the HSR Act and any other applicable antitrust, competition, investment or similar Laws, (ii) for such other consents, approvals, Authorizations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (iii) those required by reasons of the regulatory status or operations of the Purchaser.

(b)                                 The execution and delivery of this Agreement by the Seller does not, and the consummation of the Proposed Transaction by the Seller will not, (i) conflict with or violate any provision of the Seller’s, the Company’s or any Subsidiary’s memorandum and articles of association or incorporation, bylaws, operating agreement, partnership agreement or other equivalent constitutional documents (collectively, “Governing Documents”), (ii) assuming all filings and notifications under the HSR Act and any other applicable antitrust, competition, investment or similar Laws have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Authorizations held by the Company or any Subsidiary or any applicable Laws, or (iii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any Material Contract, except, in the case of (ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.3                                    The Shares.

(a)                                 The Seller is the legal and beneficial owner of the Shares.

(b)                                 The Seller owns the Shares free and clear of all Encumbrances. As of the date of this Agreement and at the Closing Date, the Seller holds or will hold good and valid title to the Shares, free and clear of all Encumbrances.

(c)                                  The Shares constitute the whole of the issued share capital of the Company. The Shares have been validly issued and fully paid up.

Section 5.4                                    Organization; Subsidiaries.

(a)                                 The Seller is duly incorporated and validly existing under the Laws of its jurisdiction of incorporation and has all necessary power and authority to conduct its business in the manner in which it is currently being conducted. The Company is duly incorporated and validly existing under the Laws of its jurisdiction of incorporation and has all necessary power and authority to conduct its business in the manner in which it is currently being conducted.

(b)                                 Each Subsidiary (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, except where failure to be so duly organized or validly existing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (ii) has all necessary power to conduct its business in the manner in which it is being conducted as of the date of this Agreement, except where the absence of such power to conduct its business would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  Schedule 5.4(c)(i) of the Disclosure Letter contains a true and complete list of all of the Persons in which the Company either, directly or indirectly, is the general partner or owns, directly or indirectly, more than 50% of the capital stock, shares, membership interests, other equity rights, interests or other securities or derivatives thereof (the “Subsidiaries” and each a “Subsidiary”), and identifies the number (other than wholly owned Subsidiaries) and owner of all outstanding capital stock or other equity securities of each such Subsidiary. Schedule 5.4(c)(ii) of the Disclosure Letter sets forth a list of all the Persons (other than the Subsidiaries) in which the Company owns, directly or indirectly, any capital stock, shares, membership interests, other equity rights, interests or other securities or derivatives thereof (the “JVs”, and each a “JV”), and identifies the number and owner of all outstanding capital stock or other equity securities of each such JV.

(d)                                 All of the outstanding issued share capital, shares or membership interests, other equity rights, interests or other securities of each Subsidiary is duly and validly issued and outstanding, fully paid and non-assessable and are legally and beneficially owned, directly or indirectly, by the Company, free and clear of all Encumbrances, except for (i) applicable transfer restrictions pursuant to applicable Laws, (ii) Permitted Encumbrances and (iii) those Encumbrances that will be released on or prior to the Closing Date.

(e)                                  (i) There are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which the Seller or the Company is or may become obligated to issue, sell, purchase, return or redeem any issued share capital or other securities of the Seller or the Company, respectively and (ii) there are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which any Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any issued share capital or other securities of the Subsidiaries.

(f)                                   (i) There are no outstanding or authorized appreciation, phantom interests, profit participations or similar rights with respect to the Company or any Subsidiary and (ii) there are no voting trusts, proxies or other agreements or undertakings with respect to the voting of the issued share capital of the Company or any Subsidiary.

(g)                                  None of the Target Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(h)                                 The Company has provided to the Purchaser true and complete copies of the Governing Documents of the Company, each Subsidiary and, to the Knowledge of the Company, each JV as in effect as of the date of this Agreement.

Section 5.5                                    Financial Statements. Schedule 5.5 of the Disclosure Letter sets forth true and correct copies of the following financial information (the “Financial Statements”): (i) the audited consolidated income statement, statement of comprehensive loss and statement of financial position, as of and for the fiscal years ended December 31, 2013 and December 31, 2014 (the “Reference Date”) for the Company and the Subsidiaries (including, in each case, any related notes) (the “Audited Financial Statements”) and (ii) the unaudited consolidated income statement, statement of comprehensive loss and statement of financial position as of and for the twelve (12) months ended December 31, 2015 (the “Most Recent Financial Statements”) for the Company and the Subsidiaries.

Section 5.6                                    Financial Statement Preparation.

(a)                                 The Audited Financial Statements and the Most Recent Financial Statements have been prepared from the books, records and accounts of the Company and the Subsidiaries and in accordance with IFRS consistent with the past practices of the Company and the Subsidiaries throughout the periods covered thereby and do not materially misstate the profits, losses and net assets of the Company and the Subsidiaries as of such dates and the results of operations of the Company and the Subsidiaries for such periods; provided, however, that the Most Recent Financial Statements are not subject to normal year-end adjustments and lack footnotes and other presentation items. None of the Target Companies has any material liabilities that would be required by IFRS to be reflected on a consolidated statement of financial position other than liabilities (i) that are reflected in the Most Recent Financial Statements, (ii) were incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Financial Statements, (iii) have arisen under any Material Contract (other than from a breach thereof) set forth on the Disclosure Letter, or (iv) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.7                                    Position Since Reference Date. Since the Reference Date through the date of this Agreement, except in connection with the Proposed Transaction, the Target Companies have conducted their respective business in the ordinary course of business consistent with past practice. Since the Reference Date, the Target Companies have not suffered any change in its business, operations or financial position which changes, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 5.8                                    Compliance with Applicable Laws. The Target Companies (including any Company Personnel or agents) (i) are, and since January 1, 2013 have been, in compliance with applicable Laws and (ii) since January 1, 2013 have not received any written notice or, to the Knowledge of the Company, any other notice from any Governmental Authority alleging that any Target Company is in violation of any applicable Law, except in the case of each of clauses (i) and (ii) for such instances of non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Target Companies own, hold, possess or lawfully use in the operation of their business all material Authorizations which are necessary to conduct their business in all material respects as currently conducted.  All such Authorizations are valid and in full force and effect.  No violation, suspension, withdrawal, revocation or cancellation of any of such Authorizations is pending or, to the Knowledge of the Company, threatened, and the Target Companies are, and have been, in compliance in all material respects with the terms of all Authorizations.  None of the Authorizations will be terminated or impaired or become terminable, in whole or in part, as a result of the consummation of the Proposed Transaction.

Section 5.9                                    Insurance. Schedule 5.9 of the Disclosure Letter lists all of the insurance policies maintained by or covering each Target Company and those insurance policies are in full force and effect as of the date of this Agreement. All premiums payable to date have been paid and, to the Knowledge of the Company, there is no threatened termination of, or material premium increases with respect to such policies.  To the Knowledge of the Company, (i) there is no material claim pending under any such insurance policy as to which coverage has been questioned, denied or disputed and (ii) there is no threatened termination of any of such insurance policies.

Section 5.10                             Contracts.

(a)                                 Schedule 5.10(a) of the Disclosure Letter lists all of the following contracts and agreements to which any Target Company is a party and which have not been entirely fulfilled or performed (other than Real Property Leases and Benefit Plans) (collectively, “Material Contracts”):

(i)                                     any agreement under which payments by (or on behalf of) or to any Target Company were, or would reasonably be expected to be, made in excess of $1,500,000 for the twelve (12) month period ended December 31, 2015, except for any such agreement that may be canceled without any payment by or other material liability to any Target Company upon notice of ninety (90) or fewer days;

(ii)                                  any agreement that (x) requires any Target Company to purchase any material portion of any product or service from a third party for a purchase price in excess of $1,500,000 per annum or (y) requires that any Target Company deal exclusively with a third party in connection with the sale or purchase of any product or service if such products or services have a purchase price of more than $1,500,000 individually or in the aggregate per annum;

(iii)                               any contract that relates to an acquisition or divestiture of any business or a material amount of stock or assets of any Person;

(iv)                              any bonds or agreements of guarantee in which any Target Company acts as a surety or guarantor with respect to any obligation (fixed or contingent) of another Person in excess of $1,500,000;

(v)                                 any agreement relating to Indebtedness of any Target Company in excess of $250,000;

(vi)                              any material partnership or joint venture agreements;

(vii)                           any agreement that relates to the receiving or granting of rights in or to, or a covenant not to sue under, any material Intellectual Property Rights, other than (A) non-disclosure agreements, development and supply agreements, employee invention assignment agreements, and customer end user agreements, in each case, entered into in the ordinary course of business consistent with past practice, and (B) contracts concerning the licensing of generally commercially available software entered into in the ordinary course of business consistent with past practice with an annual cost of less than $250,000;

(viii)                        any agreement limiting or restraining in any material respect any Target Company from engaging or competing in any manner, in any location or in any business (or which would reasonably be expected to so limit any Target Company after the Closing);

(ix)                              any material agreement with a Governmental Authority; and

(x)                                 any agreement providing that a Target Company indemnify any Person, other than (x) in the ordinary course of business consistent with past practice or (y) for agreements for which the Target Company’s liability for indemnification has expired or is limited to $1,000,000 or less.

(b)                                 The Seller has made available to the Purchaser a correct and complete (other than redactions of pricing information, party names and related recognizable information, certain trade secrets and other sensitive commercial business information and immaterial information) copy of each written Material Contract. Each of the Material Contracts is in full force and effect and there exists no default under any such Material Contracts by the Target Companies or, to the Knowledge of the Company, any other party to such Material Contracts or any event which will create a default thereunder by the Target Companies, that would individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There exists no actual or, to the Knowledge of the Company, threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Material Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.11                             Litigation. Since January 1, 2013 there has not been, and presently there is no, action, claim, suit, arbitration, or proceeding (“Proceeding”) pending before any Governmental Authority, or to the Knowledge of the Company, threatened in writing, against any of the Target Companies that (a) involves a claim in excess of $250,000, or (b) involves a claim for an unspecified amount or injunctive relief which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 5.12                             Intellectual Property.

(a)                                 Schedule 5.12 of the Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all United States and foreign: (i) issued Patents and Patent applications, (ii) Trademark registrations, Trademark applications, (iii) Copyright registrations and (iv) Domain Names, in each case, included in the Owned IP (“Registered Intellectual Property”).  All Registered Intellectual Property is in full effect and subsisting.  None of the Registered Intellectual Property that is the subject of a registration has been adjudged invalid or unenforceable in whole or in part, and to the Knowledge of the Company, all such Registered Intellectual Property is valid and enforceable.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Target Companies own, in each case, free from Encumbrances other than Permitted Encumbrances, or have a valid and enforceable license to or other right to use, all of the Business IP and all other Intellectual Property Rights necessary for the conduct of the business of the Target Companies; provided, that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property Rights (which is addressed below in this Section 5.12). To the Knowledge of the Company, neither the operations of any Target Company as currently or formerly conducted in the past two (2) years, nor any product manufactured or sold by any Target Company as currently or formerly manufactured or sold in the past two (2) years, has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any Person in any material respect.  To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Owned IP in any material respect.  No Proceeding is, as of the date of this Agreement, pending before any Governmental Authority or, to the Knowledge of the Company, threatened in writing by or against any Target Company based upon, or challenging or seeking to deny or restrict, the rights of any Target Company in any Owned IP or alleging any such infringement, misappropriation or other violation of Intellectual Property Rights in any material respect (other than ex parte office actions in the ordinary course of business).

(c)                                  A Target Company solely and exclusively owns all material Owned IP, and in each case, free and clear of any Encumbrances other than Permitted Encumbrances.

(d)                                 Each Target Company has taken (i) commercially reasonable actions to maintain the confidentiality of all trade secrets or other confidential information included within the Owned IP and (ii) payment of applicable maintenance fees and filing of applicable statements of use with respect to any Registered Intellectual Property.  The Target Companies have provided compensation or remuneration, if required under contract or applicable Law, to each Person involved in the creation or development of any Intellectual Property Rights for or on behalf of the Target Companies and have complied with all applicable Laws with respect thereto.

(e)                                  None of the software used or distributed by any of the Target Companies contains any software code that is licensed under any terms or conditions that require that any software included in the Owned IP be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind, or (iv) redistributable at no charge.

(f)                                   The software, hardware and other information technology systems and assets used by the Target Companies (“IT Assets”) operate and perform in a manner that permits the Target Companies to conduct their respective businesses as currently conducted.  The Target Companies have taken commercially reasonable actions to protect the confidentiality, integrity, operation and security of the IT Assets (and all data, information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (a) data backup, (b) disaster avoidance and recovery procedures, (c) business continuity procedures, and (d) encryption and other security protocol technology.  To the Knowledge of the Company, there has been no material unauthorized use, access, interruption, modification or corruption of any IT Assets (or any data, information or transactions stored or contained therein or transmitted thereby).

(g)                                  The representations and warranties set forth in this Section are the sole and exclusive representations and warranties of the Seller with respect to infringement, misappropriation or other violation of Intellectual Property Rights.

Section 5.13                             Real Property. Schedule 5.13 of the Disclosure Letter is a true, correct and complete list of all material real property owned by the Target Companies (and the address of such real property) and the name of the applicable owner as of the date of this Agreement. With respect to each such parcel of owned real property (a “Parcel”) listed on Schedule 5.13 of the Disclosure Letter:

(a)                                 the Target Company owning such Parcel has good and valid title to such Parcel, free and clear of all Encumbrances other than Permitted Encumbrances, which do not and are not reasonably likely to cause a Company Material Adverse Effect;

(b)                                 to the Knowledge of the Company, all facilities have received all material approvals of Governmental Authorities (including Authorizations) required in connection with the ownership or operation thereof and have been operated and maintained in all material respects in accordance with applicable material Law;

(c)                                  there are no subleases, licenses, concessions or other written agreements granting to any party the right of use or occupancy of any portion of any material Parcel or rights to purchase any material Parcel or any portion thereof or interest therein; and

(d)                                 there are no parties (other than the Target Companies) in possession of any Parcel, other than tenants under any leases who are in possession of space to which they are entitled.

Section 5.14                             Leased Property. Schedule 5.14 of the Disclosure Letter sets forth all real property used by the Target Companies pursuant to leases, subleases, licenses and any other types of occupancy agreements, that are material to the continued operation of the business of the Target Companies, taken as a whole and as currently operated (any such lease, license or other occupancy agreement, individually, a “Real Property Lease”). A Target Company has a valid and enforceable leasehold interest under each of the Real Property Leases free and clear of all Encumbrances other than Permitted Encumbrances, and, to the Knowledge of the Company, no Target Company has received any written notice of any default or event, which, with notice or lapse of time, or both, would constitute a default by a Target Company under any of the Real Property Leases, except such defaults that do not have and are not reasonably likely to have, in the aggregate, a Company Material Adverse Effect. The Target Company which is a party to the Ireland Land Lease is in compliance with all material covenants of the “Lessee” under the

Ireland Land Lease which if not complied with would have, or would reasonably be likely to have, a Company Material Adverse Effect. The Company has provided to the Purchaser true and complete copies, in all material respects, of the Real Property Leases as in effect as of the date of this Agreement, together with all material amendments, modifications or supplements, if any, thereto, including any transfers, assignments or subleases thereof.

Section 5.15                             Personal Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Target Companies (a) owns, leases or licenses from third parties all tangible personal property required to conduct its and their respective businesses in all material respects as presently conducted, (b) has good and valid title to all such tangible personal property owned by it or them, free and clear of all Encumbrances except for Permitted Encumbrances, and (c) upon consummation of the Proposed Transaction, will be entitled to continue to use all such tangible personal property which is currently employed by it or them in the conduct of their respective businesses in all material respects as presently conducted.

Section 5.16                             Employment Matters. Schedule 5.16 of the Disclosure Letter lists all of the following:

(a)                                 All Company Personnel with annual base compensation in excess of $150,000 or equivalent local currency;

(b)                                 (x) all current recognition, procedural or other agreements between any Target Company and any trade union (whether independent or not), works council, European works council or other body representing Company Personnel or any of them, and (y) all local collective bargaining agreements and pension fund regulations but excluding any national collective bargaining agreements (collectively the “Collective Rules”); and

(c)                                  all redundancies/severance and redundancy/severance programs over the previous two (2) years, including details of (i) the number and type of employees affected, (ii) the severance payments that were paid and (iii) any relevant policies, terms and conditions and established customs and practices.

Section 5.17                             Labor Matters.

(a)                                 No Target Company is involved in any labor or trade disputes that involve a claim in excess of $150,000 with any trade union, association of trade unions, works council, European works council or body representing any Company Personnel or any Company Personnel, and to the Knowledge of the Company, no such dispute is threatened. None of the Target Companies is party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other agreement with any labor union or any other similar organization, no labor union or similar organization currently represents any Company Personnel, and to the Knowledge of the Company, no labor union or similar organization, or any Company Personnel have taken any action with respect to organizing any Company Personnel. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Knowledge of the Company, threatened against or affecting any Target Company. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(b)                                 No Target Company has offered, promised or agreed to any material future variation in any contract of employment or service agreement of any Company Personnel. No Target Company has made or agreed to make or promised any payment or provided or agreed to provide any material benefit to any Company Personnel or any of their dependents in connection with the actual or proposed termination or suspension of such Company Personnel’s employment. No Company Personnel with annual base compensation in excess of $150,000 has given written notice terminating his employment or has advised any Target Company of any intention to give such written notice.  No Target Company has given written notice of termination to any Company Personnel with annual base compensation in excess of $150,000.

(c)                                  Persons or companies engaged under consultancy agreements under which services are provided to the Target Companies are not considered employees for the purposes of statutory protection available to employees or for tax and/or social insurance purposes.  No contractor has given written notice terminating his or her engagement or has advised any Target Company of any intention to give such written notice.  No Target Companies have given written notice of termination to terminate any contractor.

Section 5.18                             Employee Benefits.

(a)                                 Schedule 5.18(a) of the Disclosure Letter sets forth a list, as of the date of this Agreement, of each Benefit Plan. For purposes of this Agreement, “Benefit Plan” means each material employee benefit plan, material employment or severance agreement or other similar material compensation or benefit plan, program, policy, agreement or arrangement that covers any of the current or former Service Providers and which any Target Company is a party to or sponsors, maintains or contributes to, or with respect to which any Target Company has any direct or indirect liability, including (i) any material profit-sharing, deferred compensation, commission, incentive, bonus, stock option, phantom stock, stock purchase, performance units, pension, retainer, consulting, retirement, severance, change of control, supplemental unemployment benefits, welfare or incentive plan, agreement or arrangement, (ii) any material plan, agreement or arrangement providing for “fringe benefits,” perquisites or “survivor benefits” to any current or former Service Providers or agents or their respective beneficiaries, (iii) any material hospitalization, health, welfare, dental, disability, life insurance or other benefit plan, agreement or arrangement, (iv) any material plan providing for sick leave or protective leave over and above statutory entitlements or (v) any other material “employee benefit plan” within the meaning of Section 3(3) of ERISA; provided, that in no event shall a Benefit Plan include any arrangement maintained solely by a Governmental Authority to which a Target Company is required to contribute under applicable Law.

(b)                                 The Seller has made available to the Purchaser true and complete copies of all Benefit Plans and, with respect to each Benefit Plan, if applicable, (i) the current summary plan description and any master or prototype plan document(s) and material modifications thereto, (ii) the Form 5500 filed in the most recent plan year, (iii) the most recent determination or opinion letter from the Internal Revenue Service and (iv) trust agreements or other funding arrangements for each Benefit Plan (including insurance contracts).

(c)                                  The Benefit Plans have been operated in all material respects in compliance with their terms and with all applicable Laws. Each Benefit Plan required to be registered with an applicable Governmental Authority has been so registered and has been maintained in good standing with applicable Governmental Authorities.

(d)                                 There are no actions (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened against any Benefit Plan which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Benefit Plan is under audit or investigation by a Governmental Authority and, to the Knowledge of the Company, no such audit or investigation is threatened.

(e)                                  Except as otherwise specifically contemplated herein, neither the execution of this Agreement nor the consummation of the Proposed Transaction (either alone or together with any other event) will (i) accelerate the time of payment or vesting or increase the amount of compensation or benefits due under any Benefit Plan, (ii) entitle any current or former Service Provider to any payment or benefit, (iii) trigger any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or trigger any other obligation under, any Benefit Plan or (iv) except as may be provided by Law, materially limit or restrict the right of any Target Company or, after the Closing, the Purchaser, to merge, amend or terminate any Benefit Plan.

(f)                                   No Target Company nor any ERISA Affiliate of any Target Company (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect material liability with respect to, any plan subject to Title IV of ERISA, including any “multiemployer plan” (as defined in Section 3(37) of ERISA). No Target Company has any material current or projected liability for, and no Benefit Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by applicable Law), other than (i) benefits under insured plans maintained by any Target Company provided in the event an employee is disabled at the time of termination of the employee’s employment with any Target Company and the conversion privileges provided under such insured plans, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, and (iii) deferred compensation benefits accrued as liabilities on the books of any Target Company and disclosed on their financial statements.

(g)                                  Each Benefit Plan that is intended to be qualified under Section 401(a) of the US Tax Code has received a favorable determination or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired and, to the Knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being issued or reissued. Each trust created under any such Benefit Plan is exempt from Tax under Section 501(a) of the US Tax Code and has been so exempt since its creation.

(h)                                 The representations and warranties set forth in this Section 5.18, together with the representations and warranties set forth in Section 5.4(e), Section 5.5 through Section 5.11, Section 5.16, Section 5.17 and Section 5.19, are the sole and exclusive representations and warranties of the Seller with respect to employee benefits matters.

Section 5.19                             Taxes.

(a)                                 For all taxable periods beginning on or after January 1, 2013 for which the period of assessment has not lapsed:

(b)                                 All material Tax Returns required to be filed by or on behalf of the Target Companies have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings).  All such Tax Returns were true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws.  The Target Companies have paid, when due, all material Taxes required to be paid (whether or not shown on such Tax Returns);

(c)                                  The Target Companies have complied in all material respects with all applicable Laws in force at the applicable time relating to the payment, collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of Company Personnel or other amounts paid or owing to any creditor, stockholder or other third party.

(d)                                 All material deficiencies asserted or assessments made in respect of Tax Returns filed by or on behalf of the Target Companies that have been claimed in writing by any Governmental Authority have been fully paid.  No written claim has been received, and no audit, action, suit or proceeding is in progress, against or with respect to any of the Target Companies in respect of Taxes.

(e)                                  None of the Target Companies has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)                                   No claim has ever been made by an authority in a jurisdiction where the Target Companies do not file Tax Returns that any of the Target Companies is or may be subject to taxation by that jurisdiction.

(g)                                  There are no Encumbrances for Taxes, other than Permitted Encumbrances, upon any of the assets of any of the Target Companies.

(h)                                 None of the Target Companies has been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes, for which it has any current or future liability for Taxes.

(i)                                     None of the Target Companies is party to any Tax sharing, indemnity or similar agreement pertaining to the allocation of Tax liability (other than customary commercial contracts entered into in the ordinary course of business consistent with past practice the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Target Companies (including for past Taxes).

(j)                                    Within the past two years, none of the Target Companies has distributed stock, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the US Tax Code or Section 361 of the US Tax Code.

(k)                                 None of the Target Companies is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the US Tax Code and Section 1.6011-4(b)(2) of the United States Treasury Regulations.

(l)                                     None of the Target Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the US Tax Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the US Tax Code.

(m)                             The representations and warranties set forth in this Section 5.19 together with the representations and warranties set forth in Section 5.18(g), are the sole and exclusive representations and warranties of the Seller with respect to Tax matters.

Section 5.20                             Brokers and Finders. Except as set forth on Schedule 5.20 of the Disclosure Letter, neither the Seller nor the Target Companies has employed, is employing, or is subject to any valid claim of liability or obligation to any broker, finder, consultant or other intermediary in connection with the Proposed Transaction.

Section 5.21                             Environmental Matters.

(a)                                 (i) The Target Companies possess, and, since January 1, 2011, have possessed, all Authorizations required by Environmental Laws for the conduct of its respective business (collectively, “Environmental Authorizations”), except where the failure to possess such Environmental Authorizations does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the Target Companies are and, since January 1, 2011, have been in compliance with all applicable Environmental Laws and Environmental Authorizations, which compliance includes obtaining and maintaining all Environmental Authorizations, except for noncompliance that does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) there are no lawsuits or other legal or administrative proceedings pending or, to the Knowledge of the Company, threatened, against any Target Company or any of their respective predecessors alleging the violation of, noncompliance with or liability related to Environmental Laws or Hazardous Substances that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iv) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Hazardous Substance has been Released at, on, under, to, in or from (x) any location by or, to the Knowledge of the Company, on behalf of, (y) any property or facility now or, to the Knowledge of the Company, previously owned, leased or operated by, or (z) any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or, to the Knowledge of the Company, on behalf of, in each case, any Target Company or any of their respective predecessors; (v) the Target Companies have received no written notice related to any Environmental Law or Hazardous Substance from any Governmental Authority or landlord concerning the Release or possible Release of Hazardous

Substances, or requiring the Target Companies to conduct an investigation related to Hazardous Substances, at any location owned, operated or leased, now or in the past, by the Target Companies, or at any other location, the subject matter of which written notice has had or would reasonably be expected to have a Company Material Adverse Effect; and (vi) no Target Company owns, leases or operates any facility or real property in New Jersey or Connecticut.

(b)                                 The representations and warranties set forth in this Section 5.21 are the sole and exclusive representations and warranties of the Seller with respect to environmental matters.

Section 5.22                             Suppliers and Customers. Schedule 5.22 of the Disclosure Letter sets forth a list of (i) the ten (10) largest suppliers (by dollar amount) to the Target Companies, taken as a whole, measured by purchases during the twelve (12) months ended December 31, 2015 (“Major Suppliers”) and (ii) the ten (10) customers with the highest dollar amount of sales from the Target Companies, taken as a whole, during the twelve (12) months ended December 31, 2015 (“Major Customers”). Except as previously disclosed to the Purchaser, no termination, cancellation or limitation, or any material modification or change in, the business relationships (including product pricing and payment terms) of any Target Company has occurred, is threatened in writing, or to the Knowledge of the Company, is otherwise threatened by any Major Supplier or Major Customer.

Section 5.23                             Products. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all products designed, manufactured, sold, distributed, leased, installed, delivered or held in inventory by the Target Companies are free from any material defects and conform in all material respects with all Authorizations, applicable Law, and customary and reasonable standards for products of such type, subject to the reserve for product warranty claims set forth on the face of the Financial Statements.

Section 5.24                             Related Party Transactions. None of the Seller, any Affiliate of the Seller, or any Company Personnel (each, a “Related Party”) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of, consultant to, or contractor for, any Person that does business, or has any contractual arrangement, excluding Benefit Plans, with any Target Company, except with respect to intercompany arrangements between two (2) or more Target Companies.

Section 5.25                             Unlawful Payments.  To the Knowledge of the Company, since January 1, 2013, no Target Company (including any Company Personnel or agents) (i) has taken any action, either directly or indirectly, which would cause it to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other similar anti-corruption or anti-bribery law applicable to the Target Companies (in each case, as in effect at the time of such action) (collectively, the “Applicable Anti-Corruption Laws”); or, (ii) in violation of any Applicable Anti-Corruption Law, has given, offered, promised or authorized the giving of anything of value to a foreign government official, whether directly or indirectly, in a corrupt effort to obtain or retain business or otherwise secure an improper advantage.

Section 5.26                             No Further Representations or Warranties. Notwithstanding anything contained in this Article V or any other provision of this Agreement, it is the explicit intent of each party hereto that the Seller is not making any representation or warranty whatsoever, express or implied, except those representations and warranties set forth in this Article V, and in entering into this Agreement and acquiring the Shares and the Loan Notes from the Seller, the Purchaser expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, including, but not limited to, those which may be contained in any company presentation or similar materials containing information regarding the Target Companies or any of their businesses or in any materials provided to the Purchaser during the course of its Due Diligence Investigation of the Target Companies, other than those representations and warranties set forth in this Article V.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows:

Section 6.1                                    Authority; Enforceability.

(a)                                 The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Proposed Transaction. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Proposed Transaction have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and such authorization has not been subsequently modified or rescinded.

(b)                                 This Agreement has been duly executed and delivered by the Purchaser and constitutes, assuming due authorization, execution and delivery of this Agreement by the Seller, a valid and binding legal obligation of the Purchaser, enforceable against the Purchaser in accordance with the terms hereof.

Section 6.2                                    Non-Contravention; Consents.

(a)                                 The execution and delivery of this Agreement by the Purchaser does not, and the performance of this Agreement by the Purchaser will not, require any consent, approval or Authorization of, or filing with, or notification to, any Governmental Authority, except (i) under the HSR Act and any other applicable antitrust, competition, investment or similar Laws, (ii) for such other consents, approvals, Authorizations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, materially impair or delay the Purchaser from consummating the Proposed Transaction and (iii) those required by reasons of the regulatory status or operations of the Seller.

(b)                                 The execution and delivery of this Agreement by the Purchaser does not, and the consummation of the Proposed Transaction will not, (i) conflict with or violate any provision of the governing documents of the Purchaser, (ii) assuming all filings and notifications under the HSR Act and any other applicable antitrust, competition, investment or similar Laws have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Purchaser, or (iii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to, accelerate, terminate, modify, or cancel any agreement or contract to which the Purchaser is a party, except, in the case of (ii) or (iii), as would not, individually or in the aggregate, materially impair or delay the Purchaser from consummating the Proposed Transaction.

Section 6.3                                    Organization. The Purchaser is duly organized and validly existing under the Laws of its jurisdiction of organization and has all necessary power and authority to conduct its business in the manner in which it is being conducted at the date of this Agreement.

Section 6.4                                    Litigation. There is no litigation, arbitration, or administrative proceeding pending, or to the knowledge of the Purchaser, threatened in writing, against the Purchaser, and the Purchaser is not subject to any judgments, decrees, injunctions or orders of any Governmental Authority which, in either case, individually or in the aggregate, would reasonably be expected to materially impair or delay the Purchaser from consummating the Proposed Transaction.

Section 6.5                                    Availability of Funds. The Purchaser will at the Closing have sufficient cash in immediately available funds to pay the Closing Purchase Price in accordance with Article III, (b) the Specified Indebtedness and (c) the Transaction Expenses.

Section 6.6                                    Investigation. The Purchaser has been afforded reasonable access to the books, records, facilities and personnel of the Target Companies for purposes of conducting a due diligence investigation of the Target Companies. The Purchaser has conducted a reasonable due diligence investigation of the Target Companies and has received satisfactory answers to all inquiries it has made respecting the Target Companies and their businesses (the “Due Diligence Investigation”). The Purchaser hereby acknowledges and agrees that the Seller does not make any representations or warranties to the Purchaser, express or implied, other than those representations set forth in Article V.

Section 6.7                                    Brokers and Finders. Except as set forth on Schedule 6.7 of the Purchaser Disclosure Letter, the Purchaser has not employed, is not employing, nor is subject to any valid claim of liability or obligation to any broker, finder, consultant or other intermediary in connection with the Proposed Transaction.

Section 6.8                                    Disclaimer Regarding Projections. In connection with the Purchaser’s investigation of the Target Companies, the Purchaser has received from the Seller and its Affiliates and their respective Representatives and agents certain projections and other forecasts, including, without limitation, projected financial statements, cash flow items, certain business plan information and other data related to the Target Companies. The Purchaser acknowledges that (a) there are uncertainties inherent in attempting to make such projections, forecasts and plans, (b) the Purchaser is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (c) except in the case of fraud or willful misconduct, the Purchaser shall have no claim against anyone with respect to any of the foregoing.

Section 6.9                                    No Further Representations or Warranties. Except as expressly provided in this Article VI, the Purchaser does not make any other express or implied representations or warranties to the Seller.

ARTICLE VII

COVENANTS

Section 7.1                                    Conduct of the Business.

(a)                                 From the date of this Agreement until the Closing Date, except as (i) otherwise expressly required by this Agreement, (ii) required by Law, (iii) set forth on Schedule 7.1(a) of the Disclosure Letter, or (iv) set forth in the Company Capex Plan, the Seller shall cause the Target Companies to (A) operate their respective businesses in the ordinary course of business, consistent with past practice and in material compliance with the existing governance and business policies, and (B) without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) not do any of the following:

(i)                                     sell, transfer, lease, sublease, license or otherwise dispose of any properties or assets (including intangible assets) which are material, individually or in the aggregate, to the business of the Target Companies as currently conducted and for which the aggregate consideration payable (A) in any individual transaction is in excess of $100,000 or (B) in the aggregate is in excess of $250,000;

(ii)                                  (A) commence any claim or (B) compromise, settle or grant any release of any claim relating to any pending litigation or arbitration where the amount involved exceeds $250,000 or that involves a material restriction upon the operations of any Target Company;

(iii)                               (A) amend or otherwise modify (including by entering into a new Material Contract or Real Property Lease with such party or otherwise) any of its Material Contracts or Real Property Leases in such a way as to materially reduce the expected business or economic benefits thereof other than in the ordinary course of business consistent with past practice, (B) terminate (other than allowing expiration according to its scheduled term, including by failing to renew) any Material Contract or Real Property Lease, or (C) enter into any agreement that, if existing on the date of this Agreement, would be a Material Contract or a Real Property Lease, in each case, except as contemplated by this Agreement or as required by Law;

(iv)                              amend any of the Governing Documents of any Target Company or split, combine, reclassify, sell, issue, otherwise dispose of, redeem, or purchase any equity securities of any Target Company;

(v)                                 declare or pay any dividend or other distribution (other than stock dividends and similar distributions) in respect of any equity securities of any Target Company;

(vi)                              (A) other than as required by the terms of a Benefit Plan in effect on the date hereof (or amended or adopted not in violation of this Section 7.1(a)(vi)) increase the compensation or benefits payable or to be provided to any Company Personnel whose annual base compensation is greater than $150,000 (“Senior Company Personnel”), officer or director of any Target Company or, other than in the ordinary course of business consistent with past practice, materially increase the compensation or benefits payable to any other Service Provider, (B) grant any material severance, retention or termination pay to, or enter into or amended any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Senior Company Personnel, (C) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider, (D) establish, adopt, enter into or amend any Benefit Plan, other than (i) in the ordinary course of business consistent with past practice or (ii) to the extent such change does not materially increase the total cost of Benefit Plans, (E) enter into or amend any collective bargaining agreement or similar arrangement with a union or works council, (F) hire or engage any employees other than (i) to fill vacancies arising due to terminations of employment of Company Personnel or (ii) in the ordinary course of business consistent with practice with respect to any Company Personnel who is not a Senior Company Personnel or (G) other than for cause, terminate the employment of any Senior Company Personnel;

(vii)                           purchase any securities of or make any material investment in any Person, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, or otherwise acquire direct or indirect control over any Person for which the aggregate consideration paid (A) in any individual transaction is in excess of $100,000 or (B) in the aggregate is in excess of $250,000;

(viii)                        permit any of the Target Companies’ assets to become subjected to any Encumbrance other than (A) those Encumbrances existing prior to the date of this Agreement which would be removed at or prior to Closing or (B) Permitted Encumbrances;

(ix)                              change or amend any material Tax elections or material Tax Returns filed on or prior to the date of this Agreement, except, in each case, in the ordinary course of business consistent with past practice or as required by applicable Law;

(x)                                 make any material change to any Tax or accounting method or system of internal accounting control, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or IFRS or in the ordinary course of business consistent with past practice;

(xi)                              adopt any plan of merger, consolidation, liquidation or dissolution or file (or consent to the filing of) a petition in bankruptcy court;

(xii)                           incur Indebtedness in an aggregate amount in excess of $250,000, except for draws under any Target Company’s existing credit facilities in the ordinary course of business consistent with past practice;

(xiii)                        make any loan to any Person other than in the ordinary course of business consistent with past practice;

(xiv)                       materially fail to make any capital expenditure in accordance with the specified items set forth in the Company Capex Plan; or

(xv)                          authorize any of, or commit or agree to take any of, the foregoing actions.

Section 7.2                                    Termination of Agreements. The Seller agrees to procure that, with the exception of the agreements listed in Schedule 7.2 of the Disclosure Letter, on or before the Closing Date, all agreements, excluding Benefit Plans, (including agreements related to borrowed money) existing between (i) any Target Company and (ii) the Seller or its Affiliates (other than any other Target Company) are terminated.

Section 7.3                                    Further Assurances. Subject to Section 7.4 and Section 7.9, each of the parties hereto will use its respective commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the Proposed Transaction (including satisfaction, but not waiver, of the Closing conditions set forth in Article VIII).

Section 7.4                                    Reasonable Best Efforts; Cooperation; Regulatory Filings.

(a)                                 Each of the Seller and the Purchaser agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable under applicable antitrust Laws and regulations to consummate and make effective the Proposed Transaction, including to cooperate in determining which filings are required or advisable to obtain the consent, authorization, order or approval of, or any exemption by, any Governmental Authority with regulatory jurisdiction over enforcement of any applicable antitrust Laws (“Governmental Antitrust Authority”), which actions include (i) furnishing all information and documents required by applicable Law in connection with approvals of, or filings with, any Governmental Antitrust Authority, (ii) filing, or causing to be filed, as promptly as practicable following the execution and delivery of this Agreement, (iii) using reasonable best efforts to obtain as promptly as practicable the termination of any waiting period under the HSR Act and any applicable foreign antitrust Laws (as listed on Schedule 8.1(a) of the Disclosure Letter) and (iv) defending any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the Proposed Transaction, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed. Notwithstanding anything to the contrary contained in this Agreement, each of the Seller and the Purchaser agree (x) that no later than the tenth (10th) Business Day following the date of this Agreement any required notification and report forms under the HSR Act will be filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) and (y) to use reasonable best efforts to file any notification form with any other competent Governmental

Antitrust Authorities set forth on Schedule 8.1(a) of the Disclosure Letter no later than the fifteenth (15th) Business Day following the date of this Agreement or any earlier time period mandated by statute in applicable jurisdictions (and in any event as promptly as practicable following the date hereof).

(b)                                 In connection with, and without limiting, the efforts referenced in Section 7.4(a), each of the Seller and the Purchaser shall furnish to the other, and the Seller shall cause the Target Companies to, (i) furnish to the Purchaser such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other antitrust merger control Laws and (ii) permit the other party to review any filing or submission prior to forwarding to the FTC, the DOJ and other Governmental Antitrust Authorities and accept any reasonable comments made by that other party. The Seller and the Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Antitrust Authorities and shall comply as promptly as practicable with any such inquiry or request. Each of the Seller and the Purchaser agree not to, and the Seller shall cause the Target Companies not to, participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Antitrust Authority in connection with the Proposed Transaction, unless it consults with the respective other party in advance and, to the extent not prohibited by such Governmental Antitrust Authority, gives the respective other party the opportunity to attend and participate. The Purchaser shall be responsible for the payment of all filing fees or other disbursements to the applicable Governmental Authorities in connection with obtaining any approvals or making the notifications or filings required for the purposes of satisfying the conditions set forth in Article VIII (including, without limitation, document translation fees or third party expert fees but not including the costs of each party’s own legal advisors).

(c)                                  The Purchaser will use reasonable best efforts to comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Authority. The Purchaser agrees to use reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority or any other Person so as to enable the parties to expeditiously close the Proposed Transaction, including consenting to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Authority; provided that any such action shall be conditioned on the consummation of the Proposed Transaction, and the Purchaser shall not be required to take, or agree to commit to take, any such action that would have, individually or in the aggregate a Purchaser Material Adverse Effect.

(d)                                 Except as specifically required by this Agreement, the Purchaser will not take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of the parties hereto to consummate the Proposed Transaction. Without limiting the generality of the foregoing, the Purchaser shall not, directly or indirectly, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Antitrust Authority necessary to consummate the Proposed Transaction or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an order prohibiting the Proposed Transaction, (iii) increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) delay or prevent the consummation of the Proposed Transaction.

(e)                                  Notwithstanding anything in this Section 7.4 to the contrary, nothing in this Section 7.4 shall require, or be deemed to require, the Seller or any of its Affiliates to propose, negotiate, offer to commit, effect or agree to (x) any sale, divestiture, license or disposition of assets or businesses of any Target Company or (y) any behavioral remedy of any Target Company.

Section 7.5                                    Solicitation. The Seller agrees that following the date of this Agreement, neither the Seller, nor any of the Target Companies controlled by the Seller, nor any of their respective Affiliates or Representatives will, directly or indirectly, solicit, initiate, consider, facilitate, encourage or accept or furnish to any other Person any information with respect to, any other proposals from any Person relating to any acquisition or purchase of all or any of the issued share capital of any of the Target Companies or all or substantially all of the assets of any Target Company (other than the sale of inventory in the ordinary course of business consistent with past practice). The Seller shall, and shall cause the Target Companies controlled by the Seller to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any of the foregoing.

Section 7.6                                    Confidentiality. The parties acknowledge that following the date of this Agreement, regardless of whether this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms; provided that the Confidentiality Agreement shall terminate at the Closing. The parties hereto agree to keep the details of the negotiation of this Agreement and the terms of this Agreement confidential, and the Seller agrees to keep any confidential information of the Purchaser and any Target Company confidential, except, in each case, (i) to the extent required by Law, (ii) if required to enforce the terms of this Agreement or (iii) for financial reporting purposes and except that the parties may disclose such information to their respective Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Representatives agree to maintain the confidentiality of such information).

Section 7.7                                    Notice of Developments.

(a)                                 During the period commencing on the date of this Agreement and terminating upon the earlier to occur of the Closing or the termination of this Agreement, the Seller will give the Purchaser prompt written notice of any material development that would make the satisfaction of any of the conditions set forth in Sections 8.1 or 8.2 on the Closing Date reasonably unlikely or impossible. No such notification (or failure to provide such notification) shall be given any effect for purposes of determining the accuracy of the representations and warranties made by the Seller pursuant to this Agreement, or determining whether the conditions set forth in Sections 8.1 or 8.2 have been satisfied.

(b)                                 During the period commencing on the date of this Agreement and terminating upon the earlier to occur of the Closing or the termination of this Agreement, the Purchaser shall give prompt written notice to the Seller of any material development that would make the satisfaction of any of the conditions set forth in Sections 8.1 or 8.3 on the Closing Date reasonably unlikely or impossible. No such notification (or failure to provide such notification) shall be given any effect for purposes of determining the accuracy of the representations and warranties made by the Purchaser pursuant to this Agreement, or determining whether the conditions set forth in Sections 8.1 or 8.3 have been satisfied.

Section 7.8                                    Access to Properties, Books and Records. From the date of this Agreement until the earlier of termination of this Agreement or the Closing, the Seller shall give the Purchaser reasonable access, upon reasonable notice during normal business hours to all properties, books, records and key management personnel of or pertaining to the Target Companies; provided, however, that the foregoing will not: (i) unduly interfere with the day-to-day operations of the Target Companies; (ii) require the Seller or the Target Companies to provide access or to disclose information where such access or disclosure would contravene any Law, or would relate to commercially sensitive information, or would result in the waiver of any legal privilege or work-product protection; or (iii) include any sampling or intrusive testing for or regarding any environmental matters without the Seller’s prior written consent. Any information disclosed will be subject to the provisions of the Confidentiality Agreement. In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern. The parties acknowledge and agree that the Company may designate any competitively sensitive information made available to the Purchaser under this Agreement as “outside counsel only” and such information shall be given only to the outside counsel of the Purchaser and may not be shared with the Purchaser or any of its subsidiaries or any of their respective Representatives (other than such outside counsel).

Section 7.9                                    Consents. The Purchaser and the Seller shall use (and the Seller shall cause the Company to use) their commercially reasonable efforts to obtain at the earliest practicable date the consents and approvals referred to in Section 5.2(a)(ii) and Section 6.2(a)(ii) hereof (or the schedules thereto); provided, however, that (a) no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested under any contract and (b) the consent of the Purchaser shall be required with respect to any amendment or modification to any contract in connection with obtaining any such consent or approval that is adverse in any material respect to the Purchaser or any of the Target Companies.

Section 7.10                             Employees and Employee Benefits.

(a)                                 From the Closing until the twelve (12) month anniversary of the Closing, the Purchaser or its Affiliates shall provide to those Company Personnel as of immediately prior to the Closing who continue as employees of the Purchaser or any of its Affiliates after the Closing Date other than those represented by a union (the “Continuing Employees”) with base cash compensation, target cash bonus opportunities and cash incentive compensation opportunities that are at least the same as the base cash compensation, target cash bonus opportunities and cash incentive compensation opportunities that were provided to the Continuing Employees immediately prior to the Closing Date. In addition, from the Closing until the twelve (12) month anniversary of the Closing, Purchaser and its Affiliates shall provide the Continuing Employees with employee benefits (excluding severance benefits, which are addressed in Section 7.10(b)) having a comparable value, in the aggregate, to such employee benefits that were provided to the Continuing Employees immediately prior to the Closing; provided, that, for purposes of this covenant, equity awards, defined benefit pension plans and retiree medical or welfare benefits shall be disregarded.

(b)                                 From the Closing until the twelve (12) month anniversary of the Closing, the Purchaser or its Affiliates shall provide severance benefits to any Continuing Employee who is laid off or terminated without cause during such twelve (12) month period, in an amount that is not less than the severance benefits (including severance payments and continued health coverage but excluding any benefits related to retiree medical or defined benefit pension plan supplements or accruals) to which Company Personnel would have been entitled pursuant to and under circumstances consistent with the terms of the applicable Benefit Plans as of the Closing Date.

(c)                                  With respect to any employee benefit plan in which any Continuing Employees first become eligible to participate at or after the Closing (the “New Company Plans”), the Purchaser or an applicable Affiliate shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Company Personnel or under any health and welfare New Company Plans in which such Company Personnel may be eligible to participate after the Closing Date to the extent such pre-existing conditions, exclusions and waiting periods were waived or otherwise satisfied under a corresponding Benefit Plan of the Company immediately prior to the Closing Date or would have been so waived or satisfied but for such Benefit Plan’s termination pursuant to Section 7.10(c), (ii) cause deductibles, coinsurance or maximum out-of-pocket payments made by such Company Personnel during the applicable plan year in which such Company Personnel first participate in the applicable New Company Plan to reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New Company Plans to the extent taken account under the corresponding Benefit Plan of the Company in respect of the same plan year or would have been so taken into account but for such Benefit Plan’s termination pursuant to Section 7.10(c); and (iii) recognize service credited by the Company prior to the Closing for purposes of eligibility to participate and vesting credit (and, for purposes of severance and paid time off only, for purposes of determining the amount or level of benefit) in any New Company Plan in which such Company Personnel may be eligible to participate after the Closing; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

(d)                                 Except as expressly provided herein, nothing contained in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Benefit Plan, (ii) limit the right of the Purchaser to amend, terminate or otherwise modify any Benefit Plan following the Closing or (iii) confer upon any Person whether or not a party to this Agreement any right to employment, any right to compensation or benefits, or any other right of any kind or nature whatsoever. Moreover, other than as provided in any applicable employment agreement or other contract, nothing herein shall be deemed to restrict the right of the Purchaser to terminate the employment of any Company Personnel. The terms and conditions of employment for Company Personnel as of the Closing who are represented by a union and who continue with the Company shall be governed by the applicable collective bargaining agreement.

(e)                                  Notwithstanding anything to the contrary in this Agreement, the Company, in its sole discretion, shall be permitted to (i) prior to the Closing, pay out bonuses for any completed fiscal year to Company Personnel in the ordinary course of business consistent with past practice and (ii) on the Closing, pay to any eligible Company Personnel a pro rata bonus in respect of the Company’s then current fiscal year through the Closing based on the Company’ determination, in good faith (and in consultation with the Purchaser), of the amounts earned, based on actual performance through the Closing (it being understood that such pro rata bonuses shall be treated as Transaction Expenses).

(f)                                   To the extent that (x) any current or former Service Provider would be entitled to any payment or benefit in connection with the Proposed Transaction and (y) such payment or benefit would potentially constitute a “parachute payment” under Section 280G of the US Tax Code, the Seller shall, prior to the Closing:

(i)                                     use its reasonable efforts to obtain a binding written waiver by such Service Provider of any such portion of such parachute payment as exceeds 2.99 times such Service Provider’s “base amount” within the meaning of Section 280G(b)(3) of the US Tax Code (the “Waived Payments”) to the extent such excess is not subsequently approved pursuant to a vote of the stockholders of the Seller in accordance with the requirements of Section 280G(b)(5)(B) of the US Tax Code;

(ii)                                  provide to such stockholders all such disclosure as is required under Section 280G(b)(5)(B)(ii) of the US Tax Code and provide the Purchaser a reasonable opportunity to review and comment on such disclosure before it is distributed to such stockholders and all other documents prepared by the Seller in connection with this Section 7.10(e); and

(iii)                               hold a vote of such stockholders in a manner that is intended to satisfy the requirements of Section 280G(b)(5)(B) of the US Tax Code.

Section 7.11                             No Control of the Target Companies’ Business. Nothing contained in this Agreement is intended to give the Purchaser, directly or indirectly, the right to control or direct any of the Target Companies’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Target Companies’ operations.

Section 7.12                             Resigned Directors. To the extent permitted by applicable Law, the Purchaser agrees to adopt a resolution to exempt any director or officer who resigns effective upon consummation of the Proposed Transaction pursuant to this Agreement (the “Resigned Directors”) from any liability toward the Target Companies, except in the case of fraud, willful misconduct or gross negligence. The Purchaser and its Affiliates will not, in the absence of fraud, willful misconduct or gross negligence, raise any claim against any directors of any Target Company or any Resigned Directors in connection with this Agreement or their actions or omissions undertaken until the Closing as directors, regardless of whether or not such potential claims are known to the Purchaser or its Affiliates at the time of the signing or completion of this Agreement.

Section 7.13                             Repayment of Specified Indebtedness. Purchaser shall, at the Seller’s request, use its commercially reasonable efforts to assist the Seller in seeking the delivery, or causing to be delivered, prior to the Closing, payoff letters (and related documentation) in form and substance reasonably satisfactory to the Purchaser from each lender, creditor, noteholder or other counterparty to which the Specified Indebtedness is owing, in each case, (i) that sets forth the amount to be paid on or prior to the Closing Date, together with wire transfer instructions and (ii) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of the Target Companies (and, in the case of hedging, swap or similar agreements, the complete unwind and settlement of such arrangements) in respect of such item and of all current and future Encumbrances relating to such item.

Section 7.14                             Loan Notes. Prior to the Closing, the Seller shall effectuate the transactions contemplated by the Loan Note Agreement, such that, at the time the Closing is completed, the Seller will own the Loan Notes.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1                                    Mutual Conditions. The respective obligations of each of the parties are subject to satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a)                                 (i) all waiting periods (and any extensions thereof) under the HSR Act applicable to the Proposed Transaction having expired or been terminated and (ii) all consents, approvals and authorizations (including, where applicable, the expiration of required waiting periods) of the Governmental Authorities set forth on Schedule 8.1(a) of the Disclosure Letter shall have been obtained; and

(b)                                 at the Closing Date, there being in effect no preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction which restrains, prohibits or otherwise makes illegal the consummation of the Proposed Transaction.

Section 8.2                                    Conditions of the Purchaser. The obligations of the Purchaser to consummate the Closing shall be further subject to the satisfaction or waiver at or prior to the Closing, of each of the following conditions:

(a)                                 the Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except as contemplated by this Agreement (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date);

(b)                                 the other representations and warranties of the Seller (disregarding all qualifications and exceptions contained therein regarding “materiality” or a “Company Material Adverse Effect”) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except, in the case of this Section 8.2(b), as contemplated by this Agreement or where the failure of any such representation or warranty to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date, except as contemplated by this Agreement or where the failure of any such representation or warranty to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect);

(c)                                  the Seller shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(d)                                 the Purchaser shall have received a certificate of an executive officer of the Seller, certifying that the conditions set forth in Sections 8.2(a), (b) and (c) have been satisfied.

Section 8.3                                    Conditions of the Seller. The obligations of the Seller to consummate the Closing shall be further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)                                 the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except as contemplated by this Agreement or where the failure of such representations and warranties to be so true would not prevent the Purchaser from consummating the Proposed Transaction or performing its obligations under this Agreement (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date, except as contemplated by this Agreement or where the failure of such representations and warranties to be so true and correct would not prevent the Purchaser from consummating the Proposed Transaction or performing its obligations under this Agreement);

(b)                                 the Purchaser shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c)                                  the Seller shall have received a certificate of an executive officer of the Purchaser, certifying that the conditions set forth in Sections 8.3(a) and (b) have been satisfied.

Section 8.4                                    Waiver of Conditions. The conditions set forth in Section 8.1 may only be waived by written notice from the party waiving such condition. The conditions set forth in Section 8.2 may only be waived by written notice from the Purchaser. The conditions set forth in Section 8.3 may only be waived by written notice from the Seller.

Section 8.5                                    Notification. The Seller and the Purchaser shall each notify the other promptly upon becoming aware that any of the conditions set forth in Section 8.1, Section 8.2 or Section 8.3 have been fulfilled.

Section 8.6                                    Frustration of Closing Conditions. Neither the Seller nor the Purchaser may rely, either as a basis for not consummating the Proposed Transaction or terminating this Agreement and abandoning the Proposed Transaction, on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Proposed Transaction.

ARTICLE IX

TERMINATION

Section 9.1                                    Termination. This Agreement may be terminated at any time prior to the Closing;

(a)                                 by either the Seller or the Purchaser if the Closing has not occurred by May 1, 2016 (the “Outside Date”); provided, however, that (i) if, as of such date, all of the conditions to the Closing have been satisfied or, if permissible, waived other than the conditions set forth in Section 8.1(a) and those conditions that by their nature are to be satisfied at the Closing, then the Outside Date shall be extended to August 1, 2016 and (ii) the right to terminate this Agreement under this Section 9.1(a) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur by this date;

(b)                                 by either the Seller or the Purchaser in the event that any Governmental Authority has enacted, issued, enforced or entered into any statute, rule, regulation, injunction or other order, restraining, enjoining or otherwise prohibiting the Proposed Transaction that has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b) will not be available to any party whose actions resulted in an injunction or other order that had the effect of restraining, enjoining or otherwise prohibiting the Proposed Transaction;

(c)                                  by the Purchaser if the Seller shall have breached in any material respect any of its representations and warranties, covenants or agreements contained in this Agreement, which breach (i) cannot be cured by the Outside Date and (ii) would result in any of the conditions in Section 8.2 not being satisfied by the Outside Date;

(d)                                 by the Seller if the Purchaser shall have breached in any material respect any of its representations and warranties, covenants or agreements contained in this Agreement, which breach (i) cannot be cured by the Outside Date and (ii) which would result in any of the conditions in Section 8.3 not being satisfied by the Outside Date; or

(e)                                  by the mutual written consent of the Seller and the Purchaser.

Section 9.2                                    Effect of Termination. In the event of termination of this Agreement under Section 9.1 by written notice to the other party, this Agreement will become void and there will be no liability on the part of any party to this Agreement except that (a) nothing in this Agreement will relieve any party to this Agreement from liability for fraud or any willful and material breach by such party of the terms and provisions of this Agreement and (b) Article XI and the agreements of the Seller and the Purchaser contained in this Section 9.2 and the Confidentiality Agreement shall survive termination of the Agreement.

ARTICLE X

SURVIVAL

Section 10.1                             Survival. The representations and warranties contained in this Agreement or in any other agreement, certificate or other document extended in connection herewith shall terminate and not survive the Closing; provided that the Fundamental Representations and the Purchaser Fundamental Representations shall survive until the second (2nd) anniversary of the Closing Date. The sole and exclusive remedy of the Purchaser in respect of any and all rights and claims for any breach of representation or warranty, other than a Fundamental Representation, is the right to terminate this Agreement prior to the Closing pursuant to Article IX. The covenants and agreements contained in this Agreement and to be performed at or prior to the Closing shall not survive the Closing and no party shall have any liability with respect thereto from and after the Closing. The covenants and agreements contained herein to be performed or complied with after the Closing shall survive the Closing in accordance with their respective terms.

Section 10.2                             Cap on Liability. The aggregate amount to be paid by the Seller to the Purchaser under all claims for breach of the Fundamental Representations shall be limited to the amount of the Final Purchase Price.

ARTICLE XI

MISCELLANEOUS

Section 11.1                             Announcements.

(a)                                 The parties hereto will consult with each other before issuing press releases or otherwise making any public statements or communicating with Company Personnel with respect to this Agreement or the Proposed Transaction and the parties hereto shall not issue any such press release or public statement without the prior approval of the other party (which approval will not be unreasonably withheld or delayed).

(b)                                 The restriction in Section 11.1(a) shall not apply (i) to communications by the Seller with its Affiliates or its direct or indirect investors in connection with reasonable, ordinary course fundraising and reporting obligations or (ii) to the extent the public announcement is (A) required by, or consistent with best practices in connection with, Law (including securities Law) or any Governmental Authority or (B) required by a party to enforce the terms of this Agreement; provided, however, that in the case of clause (b)(ii)(A) hereof the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 11.2                             Assignment. This Agreement and the rights and obligations hereunder may not be assigned unless (a) such assignment is consented to in writing by both the Purchaser and the Seller, or (b) the Purchaser assigns its rights, in whole or in part, to a direct or indirect wholly owned Affiliate of the Purchaser, but in the case of clause (b), no such assignment will relieve the Purchaser of its obligations under this Agreement. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 11.3                             Specific Performance. Each party acknowledges and agrees that the other party will be irreparably damaged if this Agreement is not performed in accordance with its terms and that any breach of this Agreement and the non-consummation of the Proposed Transaction would not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party may be entitled, at Law or in equity, that party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to compel specific performance of this Agreement, without the need for proof of actual damages, in accordance with its terms and to require the other party to consummate the Closing as contemplated hereby.

Section 11.4                             Costs and Expenses; Taxes.

(a)                                 Subject to this Section 11.4 and except as otherwise provided in this Agreement, the Seller, on the one hand, and the Purchaser, on the other hand, shall each be responsible for their own costs, charges and other expenses incurred in connection with the Proposed Transaction.

(b)                                 The Purchaser shall be responsible for the preparation and filing (and all costs related thereto) of Tax Returns (including any documentation) with respect to all transfer, documentation, sales, use, stamp, registration, and similar Taxes (including any real property transfer or similar Tax) incurred or which may be payable in connection with this Agreement or any transaction contemplated hereby. The Purchaser shall be responsible for any and all such Taxes.

(c)                                  Any refunds of Taxes plus any interest received with respect thereto from the applicable Taxing Authorities for any period shall be for the benefit of the Purchaser. In the event that a Taxing Authority determines a deficiency in any Tax, the Purchaser shall have authority to determine whether to dispute such deficiency determination and to control the prosecution or settlement of such dispute.

Section 11.5                             Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by email at the address listed below, one (1) Business Day after the date when sent to the recipient by reputable overnight express courier services (charges prepaid) or three (3) Business Days after the date when mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications will be sent to the Purchaser and the Seller at the addresses indicated below:

If to Cregstar Holdco Limited, to:

c/o Northern Trust
52-62 Townsend Street
Dublin 2
Ireland

Email:                          johnmichael.turner@yahoo.ie

mike.kirby@kbassociates.ie

Attention:       John Turner

Mike Kirby

Copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Fax: 212-735-2000

Email:                          Allison.Schneirov@skadden.com

Jon.Hlafter@skadden.com

Attention:       Allison R. Schneirov

Jon A. Hlafter

Copy to (which shall not constitute notice):

Permira Advisers LLP

80 Pall Mall

London SW1Y 5ES

Email:                                    paul.armstrong@permira.com

Attention:                 Paul Armstrong

If to the Purchaser:

TE Connectivity Ltd.

1050 Westlakes Drive

Berwyn, PA 19312

Email:                                    JJenkins@te.com

Attention: General Counsel

Copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Fax: 212-450-5515
Email: william.aaronson@davispolk.com
Attention: William Aaronson

Section 11.6                             Entire Agreement. This Agreement and the Confidentiality Agreement set forth the entire agreement among the parties in respect of the sale and purchase of the Shares and the Loan Notes and supersedes any prior agreement (whether oral or written) relating to the Proposed Transaction. No party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking, made by or on behalf of the other party in relation to the Proposed Transaction which is not expressly set forth in this Agreement.

Section 11.7                             Waivers. No failure or delay by a party in exercising any right or remedy provided by Law or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

Section 11.8                             Counterparts. This Agreement may be executed in any number of separate counterparts (including by portable document format (.pdf) or other electronic means), each of which is an original but all of which taken together shall constitute one and the same instrument.

Section 11.9                             Amendments. No amendment to this Agreement shall be valid unless it is in writing and duly executed by the Purchaser and the Seller.

Section 11.10                      Severability. Each of the provisions of this Agreement is severable, if any such provision is held to be or becomes invalid or unenforceable in any respect under the Law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

Section 11.11                      Third Party Beneficiaries. Except as set forth in or Section 7.12 or Section 11.14, a Person who is not a party to this Agreement shall have no right to enforce any of its terms and this Agreement is not intended to give any Person other than the parties hereto and their permitted assigns any rights hereunder.

Section 11.12                      Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, THE PROPOSED TRANSACTION AND THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE

STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE PARTIES AGREE THAT (A) THE REQUIREMENTS OF 6. DEL. C. § 2708 ARE SATISFIED AND THAT THE STATUTE MANDATES THE APPLICATION OF DELAWARE LAW TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, THE PROPOSED TRANSACTION AND THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES, (B) NO OTHER JURISDICTION HAS A MATERIALLY GREATER INTEREST IN THE FOREGOING, AND THAT (C) THE APPLICATION OF DELAWARE LAW WOULD NOT BE CONTRARY TO THE FUNDAMENTAL POLICY OF ANY OTHER JURISDICTION THAT, ABSENT THE PARTIES’ CHOICE OF DELAWARE LAW, WOULD HAVE AN INTEREST IN THE FOREGOING.

Section 11.13                      Dispute Resolution. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN NEW CASTLE COUNTY, DELAWARE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY AND AGREES THAT ALL CLAIMS IN RESPECT OF THE SUIT, ACTION OR OTHER PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY AGREES TO COMMENCE ANY SUCH SUIT, ACTION OR OTHER PROCEEDING IN THE STATE AND FEDERAL COURTS SITTING IN NEW CASTLE COUNTY, DELAWARE. EACH PARTY WAIVES ANY DEFENSE OF IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 11.5. NOTHING IN THIS SECTION 11.13, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL, NON-APPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE PARTIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

This Section 11.13 shall not apply to any dispute under Article III that is required to be decided by the Settlement Accountant.

Section 11.14                      Privilege; Counsel. Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and A&L Goodbody (“A&L Goodbody”) have been engaged by the Seller to represent it in connection with the Proposed Transaction. The Purchaser (on its behalf and on behalf of its Affiliates) hereby (a) agrees that, in the event that a dispute arises after the Closing between the Purchaser or any of its Affiliates, on the one hand, and the Seller, on the other hand, any of Skadden or A&L Goodbody may represent the Seller in such dispute even though the interests of the Seller may be directly adverse to the Purchaser, the Company or any of their respective Affiliates and even though any of Skadden or A&L Goodbody may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser or the Company and (b) waives any conflict in connection therewith. The Purchaser (on its behalf and on behalf of its Affiliates) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among any of Skadden or A&L Goodbody and the Target Companies or the Seller (including any of their respective directors, officers or employees) that relate in any way to this Agreement or the transactions contemplated hereby, including the Proposed Transaction, the attorney-client privilege and the expectation of client confidence belongs to the Seller and shall be controlled by the Seller and shall not pass to or be claimed by the Purchaser, the Company or any of their respective Affiliates. The Purchaser (on its behalf and on behalf of its Affiliates) further understands and agrees that the parties have each undertaken commercially reasonable efforts to prevent the disclosure of confidential or attorney-client privileged information. Notwithstanding those efforts, the Purchaser (on its behalf and on behalf of its Affiliates) further understands and agrees that the consummation of the Proposed Transaction may result in the inadvertent disclosure of information that may be confidential or subject to a claim of privilege. The Purchaser (on its behalf and on behalf of its Affiliates) further understands and agrees that any disclosure of information that may be confidential or subject to a claim of privilege will not prejudice or otherwise constitute a waiver of any claim of privilege. The Purchaser (on its behalf and on behalf of its Affiliates) agrees to use commercially reasonable efforts to return promptly any inadvertently disclosed information to the appropriate Person upon becoming aware of its existence. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, the Company or any of their respective Affiliates and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by any of Skadden or A&L Goodbody to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Seller. Each of Skadden and A&L Goodbody shall be a third party beneficiary for purposes of this Section 11.14.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Cregstar Holdco Limited:

By:	/s/ Paul Armstrong
Name: Paul Armstrong
Title: Director

TE Connectivity Ltd.:

By:	/s/ Terrence Curtin
Name: Terrence Curtin
Title: President